Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

AMONG

PRIMARY CARE HOLDINGS II, LLC

CANO HEALTH, LLC,

THE RELATED CONSOLIDATED ENTITIES,

AND (SOLELY FOR THE LIMITED PURPOSES SET FORTH HEREIN)

CANO HEALTH, INC.

September 25, 2023

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 PURCHASE OF ASSETS		17
2.1.	Purchase; Purchase Price and Payment	17
2.2.	Allocation	18
2.3.	Assumed Liabilities	19
2.4.	Excluded Liabilities	19
2.5.	Fair Market Value	21
2.6.	Completion of Transfers	21

ARTICLE 3 THE CLOSING AND THE EFFECTIVE TIME		22
3.1.	The Closing	22
3.2.	Effective Time	22

ARTICLE 4 REPRESENTATIONS, WARRANTIES, AND CERTAIN COVENANTS		22
4.1.	Representations, Warranties, and Covenants by the Sellers	22
4.2.	Representations and Warranties by Buyer	38

ARTICLE 5 CLOSING DELIVERIES		40
5.1.	The Company’s Closing Deliveries	40
5.2.	Buyer’s Closing Deliveries	41

ARTICLE 6 INDEMNIFICATION		42
6.1.	Indemnification by Buyer	42
6.2.	Indemnification by the Company	42
6.3.	Undisputed Claims	43
6.4.	Disputed Claims	43
6.5.	Third-Party Suits	43
6.6.	Settlement or Compromise	44
6.7.	Failure to Act by Indemnified Party	44
6.8.	Additional Agreements	44
6.9.	Unconditional Guaranty of Obligations	46

ARTICLE 7 PRE- AND POST-CLOSING COVENANTS		46
7.1.	Certain Employee Matters	46
7.2.	Retention of Patient Records	48
7.3.	Non-Competition, Non-Solicitation and Confidentiality Covenants of Parent and the Sellers	48
7.4.	Tax Matters	51
7.5.	Certain Waivers	52
7.6.	Receipt of Funds by the Sellers Post-Closing; Misallocated Assets	53
7.7.	Post-Closing Access	53
7.8.	Post-Closing Insurance Coverage	54
7.9.	Shared IP	54
7.10.	Required Repairs	56

- ii -

ARTICLE 8 MISCELLANEOUS		56
8.1.	Publicity	56
8.2.	Notices	56
8.3.	Governing Law	57
8.4.	Submission to Jurisdiction and Venue; Waiver of Jury Trial	57
8.5.	Interpretation; Section Headings	58
8.6.	Entire Agreement	58
8.7.	Survival; Limitation on Actions	58
8.8.	Amendment; No Waiver	59
8.9.	Severability	59
8.10.	Assignment; No Third-Party Beneficiary	59
8.11.	No Requirement to Refer	59
8.12.	Further Assurances	60
8.13.	Counterparts	60
8.14.	Specific Performance	60
8.15.	Construction	60
8.16.	Expenses	60
8.17.	Guaranty	60

- iii -

EXHIBITS

Exhibit A	Form of Assignment Agreements

Exhibit B	Form of Transition Services Agreement

Exhibit C	Form of Bills of Sale

- iv -

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made and entered into as of the 25th day of September, 2023, by and among Primary Care Holdings II, LLC, a Delaware limited liability company (“Buyer”), Cano Health, LLC, a Florida limited liability company (the “Company”), each of the Related Consolidated Entities (as defined herein) (together with the Company, the “Sellers” and each, a “Seller”), and, solely for purposes of Sections 7.3 and 8.17 of this Agreement, Cano Health, Inc., a Delaware corporation (“Parent”).

RECITALS

WHEREAS, each of the Sellers owns certain Assets (as hereinafter defined) in connection with its ownership and operation of the Business (as hereinafter defined); and

WHEREAS, Buyer desires to purchase, and each of the Sellers desires to sell, the Assets, and Buyer desires to assume, and each of the Sellers desires to assign, the Assumed Liabilities (as defined herein), on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer, the Company, and the Related Consolidated Entities hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1. “Accounts Receivable” means all of the Sellers’ right, title, and interest in and to any and all accounts receivable, trade receivables, notes receivable, and other receivables arising out of, related to, or connected with the conduct of the Sellers’ operation of the Business prior to the Effective Time, including any medical risk adjustment payments, HEDIS bonus payments or any other similar payments.

1.2. “Affiliate” of a party means (a) any company, individual, corporation, partnership, association, or business that now or hereafter, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such party, and (b) the companies, individuals, corporations, partnerships, associations, or businesses which control, are controlled by, or are under common control with any entity described in the foregoing clause (a). The terms “control”, “controlled by”, and “under common control with” mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract or otherwise.

1.3. “Agreement” shall have the meaning set forth in the preamble to this Agreement.

1.4. “Allocation Agreement” shall have the meaning set forth in Section 2.2.

1.5. “Anti-Corruption Laws” shall have the meaning set forth in Section 4.1(n)(vi).

1.6. “Assets” means (i) all Contracts related solely to the Transferred Markets, including the real property leases listed on Schedule 1.6(a), vendor contracts listed on Schedule 1.6(b) and the HAP Contracts, in each case, other than those Contracts described in clauses (f), (n), (o), and (p) of the definition of Excluded Assets, (ii) all other assets, properties and rights of the Sellers (other than Intellectual Property), including all Equipment, including computers and all other Devices, in each case to the extent primarily used in the Transferred Markets, (iii) Intellectual Property to the extent exclusively used in the Transferred Markets, and (iv) all other tangible and intangible property primarily related to the Transferred Markets, including patient and customer lists, Patient Records (including medical records), Patient Information, Goodwill and other General Intangibles, in each case in compliance with and solely to the extent permitted under applicable Information Requirements, and in the case of each of clauses (ii), (iii) and (iv), excluding (A) IT Assets not primarily used in or related to the Transferred Markets and (B) all Intellectual Property to the extent not exclusively used in the Transferred Markets (except with respect to any Intellectual Property embodied in patient and customer lists, Patient Records or Patient Information, in each case, included in clause (iv)).

1.7. “Assignment Agreements” shall have the meaning set forth in Section 5.1(a).

1.8. “Assumed Contracts” shall have the meaning set forth in Section 2.3.

1.9. “Assumed Liabilities” shall have the meaning set forth in Section 2.3.

1.10. “Basket” shall have the meaning set forth in Section 6.8(d).

1.11. “Bills of Sale” shall have the meaning set forth in Section 5.1(b)

1.12. “Books and Records” means the books and records of the Sellers primarily relating to the Assets and/or to the development or business and/or operations of the Business in the Transferred Markets, including all accounting records, files, invoices, patient and customer lists, and supply lists, but excluding (i) the books and records of the Retained Markets and the Retained Properties, (ii) personnel records of employees, contractors and consultants, including any such persons who are employed by Buyer or an Affiliate of Buyer as of the Effective Time and (iii) and any other books and records which the Sellers are prohibited from disclosing or transferring to Buyer under applicable Law.

1.13. “Business” means the business and operations of the Sellers in each of the Transferred Markets.

1.14. “Business Benefit Plan” shall have the meaning set forth in Section 4.1(s)(i).

1.15. “Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in New York, New York or Louisville, Kentucky are authorized or required by Law or other governmental action to close.

1.16. “Business Employee” means each employee of the Sellers or any of their Affiliates listed on Schedule 1.16.

1.17. “Business IT Assets” shall have the meaning set forth in Section 4.1(v)(i).

1.18. “Buyer” shall have the meaning set forth in the preamble to this Agreement.

1.19. “Buyer Benefit Plan” has the meaning set forth in Section 7.1(a).

1.20. “Buyer Fundamental Representations” means the representations and warranties set forth in Section 4.2 (a), Section 4.2 (b) and Section 4.2(e).

1.21.  “Buyer Indemnified Parties” shall have the meaning set forth in Section 6.2.

1.22. “Cano Health NV 1” shall have the meaning set forth in Section 4.1(a)(ii).

1.23. “Cano Health TX 2” shall have the meaning set forth in Section 4.1(a)(iii).

1.24.  “Cap” shall have the meaning set forth in Section 6.8(d).

1.25. “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as signed into law by the President of the United States on March 27, 2020, together with all rules and regulations and guidance issued by any Governmental Entity with respect thereto and all amendments thereto.

1.26. “Cash Balance” means, as of any date (calculated at the close of business on such date), the aggregate amount of unrestricted cash and cash equivalents of the Company.

1.27. “Claim” means a claim pursuant to Article 6 that a party is entitled, or may become entitled, to indemnification under this Agreement.

1.28. “Closing” shall have the meaning set forth in Section 3.1.

1.29. “Closing Date” shall have the meaning set forth in Section 3.1.

1.30. “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

1.31. “Code” means the Internal Revenue Code of 1986, as amended.

1.32. “Company” shall have the meaning set forth in the preamble.

1.33. “Confidential Information” shall have the meaning set forth in Section 7.3(d).

1.34. “Confidentiality Agreement” means the Confidentiality Agreement, dated as of November 23, 2020 between the Company and Humana Inc., as amended on September 7, 2022, as further amended on February 1, 2023, and as further amended on April 28, 2023.

1.35. “Contract” means any legally binding contract, commitment, lease, or other agreement or instrument (whether written or oral).

1.36. “Coverage Period” shall have the meaning set forth in Section 7.8.

1.37. “COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

1.38. “Credentialing” means the credentialing process for each of the Transferred Employees set forth on Schedule 1.38, including meeting the underwriting guidelines for Buyer’s captive insurance company.

1.39.  “Credit Suisse Facility” shall have the meaning set forth in Section 5.1(e).

1.40. “Credit Suisse Releases” shall have the meaning set forth in Section 5.1(e).

1.41.  “Deferred Employment Taxes” means Taxes the payment of which is deferred pursuant to Section 2302 of the CARES Act (or any similar provision of federal, state, local, or non-U.S. Law) including pursuant to IRS Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including the Presidential Memorandum dated August 8, 2020 issued by the President of the United States).

1.42. “Dental Consents” means each of the documents listed on Schedule 1.42 hereto related to the Dental Contracts, each of which provides that the relationship between Absolute Dental or OnSite Dental, as applicable, and the Sellers has been terminated, subject to the terms set forth therein.

1.43. “Dental Contracts” means those certain agreements with Absolute Dental and OnSite Dental related to the Transferred Markets set forth on Schedule 1.43.

1.44. “Devices” means cellphones, tablets, iPads, laptop computers, desktop computers, printers, fax machines, copy machines, and any other electronic device that may store “protected health information” (as defined in 45 C.F.R. § 160.103) included in the Assets, including those listed on Schedule 1.44.

1.45. “Draft Allocation” shall have the meaning set forth in Section 2.2.

1.46. “Effective Time” means 11:59 p.m. on the Closing Date.

1.47. “Employee Benefit Liability” means any Liability of the Sellers or any of their respective Affiliates (a) that is an accrued but unpaid obligation to make a contribution under any Employee Benefit Plan; (b) that relates in any way to or arises under any Employee Benefit Plan; (c) for accrued vacation pay, accrued sick pay, or other accrued paid time off of any kind; (d) for accrued employee wages and other compensation (including severance) of any kind and payroll Taxes with respect thereto; (e) that is due and owing to any independent contractor (including any physician specialist); or (f) for other employee fringe benefits of any kind, including insurance programs (which include COBRA obligations), expense reimbursement obligations, continuing education stipends, and automobile allowances.

1.48. “Employee Benefit Plan” means (a) each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and (b) each other agreement, arrangement, plan, or policy, qualified or non-qualified, written or oral, funded or unfunded, in each case that involves any (i) pension, retirement, profit sharing, savings, deferred compensation, bonus, stock option, simple retirement account (as described in Code Section 408(p)), stock purchase, phantom stock, incentive plan, or change in control benefits; (ii) welfare or “fringe” benefits, including vacation, holiday, severance, redundancy, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, health care reimbursement, dependent care assistance, cafeteria plan, regular in-kind gifts, or other benefits; or (iii) employment, consulting, engagement, retainer, or golden parachute agreement or arrangement, in each case, that is or was sponsored, maintained or contributed to by any Seller or any ERISA Affiliate or with respect to which any Seller or any ERISA Affiliate has or may have any current or future liability, whether direct or indirect, contingent, or otherwise.

1.49. “Encumbrance” means (a) any lien, mortgage, pledge, claim, security interest, title defect, charge, condition, right of another, restriction, levy or other restriction or encumbrance, legal or equitable or of any other kind whatsoever, or (b) any agreement to create any of the foregoing.

1.50. “Environmental Laws” means the federal, state, regional, county, or local regulations, ordinances, rules, and policies and common law in effect on the date hereof relating to the use, refinement, handling, treatment, removal, storage, production, manufacture, transportation or disposal, emission, discharge, release, or threatened release of Hazardous Substances, or otherwise relating to pollution or protection of human health (including occupational health and safety) or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata), as the same may be amended or modified to the date hereof.

1.51. “Equipment” means the machinery, office equipment, third party computer equipment, medical equipment, and other equipment, tools, spare parts, furniture, and other items of tangible Personal Property of any kind (other than Inventory) owned, used or held for use by the Sellers primarily related to the Business.

1.52. “Equity Interests” means (a) any partnership interests, (b) any membership or limited liability company interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a person or entity the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any person or entity to purchase or otherwise acquire membership or limited liability company interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership or limited liability company interests or units, capital stock, or any other equity securities, and (g) any other interest classified as an equity security of a person or entity.

1.53. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.

1.54. “ERISA Affiliate” means, with respect to any corporation or trade or business, any other corporation or trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m), or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Sellers, or that is, or was at the relevant time, a member of the same “controlled group” as the Sellers pursuant to Section 4001(a)(14) of ERISA.

1.55. “Excluded Assets” means all assets of the Sellers that are not the Assets, including (a) all Accounts Receivable, (b) payments to be made by any Third-Party Payor to the Sellers for services provided by the Sellers prior to the Closing, (c) cash on hand of the Sellers and in the bank accounts of the Sellers, (d) all assets primarily used in the Retained Markets and all assets at the Retained Properties, (e) all Personal Information collected by Sellers through the Sellers’ or one of their respective Affiliates’ websites that is not patient information, (f) all payor contracts, except for those set forth on Schedule 2.3, even if primarily related to one or more of the Transferred Markets, (g) all Intellectual Property (except to the extent (x) exclusively used in the Transferred Markets or (y) embodied in patient and customer lists, Patient Records or Patient Information, in each case, included in the Assets), (h) (i) all minute books (and other similar corporate records) and stock records of the Sellers, (ii) all books and records to the extent relating to the Excluded Assets, (iii) all books and records or other materials of or in the possession of any Seller (x) that are not Books and Records or (y) copies of which (A) such Seller reasonably believes are necessary to enable it to prepare and/or file Tax Returns of any Seller and Affiliate thereof or with respect to the Retained Markets or the Retained Properties, (B) are in respect of any patient and customer lists, Patient Records or Patient Information to the extent such patient purchased, licensed or otherwise received any service in a Retained Property or in the Retained Markets, or (C) such Seller is otherwise required by Law to retain, (i) any copies of any books and records that such Seller or its Affiliates retain where the originals of such books and records have been delivered to Buyer or otherwise constitute Books and Records, (j) all records and reports prepared and received by the Sellers or any of their Affiliates in connection with the sale of the Business, this Agreement or the transactions contemplated hereby, including all analyses relating to the Business or Buyer so prepared or received, (k) any bids and expressions of interest received from third parties with respect to the Business or the Retained Business, (l) all privileged materials, documents and records of the Sellers or any of their Affiliates that are not exclusively related to the Transferred Markets, (m) the Retained Properties, (n) the Dental Contracts, (o) all contracts and arrangements with respect to the residency and other student training programs in the Transferred Markets, and (p) all vendor contracts except for those set forth on Schedule 1.6(b), even if primarily related to one or more of the Transferred Markets.

1.56. “Excluded Liabilities” shall have the meaning set forth in Section 2.4.

1.57. “Excluded Matters” shall mean, with respect to indemnification by (a) Buyer pursuant to Section 7.1, (i) any breach of, or failure to timely perform, any covenant or agreement of Buyer in this Agreement, or (ii) any claim for indemnification pursuant to Sections 6.1(c), 6.1(d) 6.1(e) and (b) the Sellers pursuant to Section 6.2, (i) any breach of, or failure to timely perform, any covenant or agreement of the Company or any other Seller in this Agreement (including the covenants of the Company or any other Seller set forth in Article 7), or (ii) any claim for indemnification made pursuant to Sections 6.2(c), 6.2(d), 6.2(e), 6.2(f), or 6.2(g). For the avoidance of doubt, any claims for indemnification made following the expiration of the Term (as defined in the Transition Services Agreement) pursuant to Section 6.2(g) shall not be considered an Excluded Matter.

1.58. “Existing Real Property Lease” shall have the meaning set forth in Section 4.1(w)(i).

1.59. “Fairness Opinion” shall have the meaning set forth in Section 4.1(d).

1.60. “Federal Health Care Program” means any “federal health care program” as defined in 42 U.S.C. §1320a-7b(f), including Medicare, Medicare Advantage, state Medicaid programs, state Medicaid waiver programs, state CHIP programs, managed Medicaid, and TRICARE.

1.61. “Financial Statements” shall have the meaning set forth in Section 4.1(f)(i).

1.62. “Final Allocation” shall have the meaning set forth in Section 2.2.

1.63. “Fraud” means, with respect to a party, an actual and intentional misrepresentation of a material fact with respect to the making of any representation or warranty in Section 4.1 or Section 4.2, made by such party, (a) with respect to the Sellers, to the Sellers’ Knowledge or (b) with respect to Buyer, to Buyer’s actual knowledge, of its falsity and made for the purpose of inducing the other party to act, and upon which the other party justifiably relies with resulting Losses. For the avoidance of doubt, Fraud shall not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentations or any tort based on negligence or recklessness.

1.64. “Funds Flow” shall have the meaning set forth in Section 5.2(f).

1.65. “GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.66. “General Intangibles” means all of the Sellers’ right, title, and interest in and to any and all general intangibles and other intangible assets related to, or connected with, the Business, including the Assumed Contracts, Names, prepaid expenses and deposits and other prepaids related to the Business, and all Permits and licenses used by the Business, in each case (a) except to the extent specifically included within the Excluded Assets and (b) excluding Intellectual Property.

1.67. “Goodwill” means the value of the Assets attributable to the goodwill or reputation of the Sellers or any other factor leading to continued use of the Assets.

1.68. “Governmental Entity” means any federal, state, provincial, local, municipal, non-U.S., or other governmental authority or any department, agency, commission, board, subdivision, bureau, agency, court or other tribunal of any of the foregoing.

1.69. “HAP Contracts” means those certain (i) Humana Alliance Partnership Agreements, (ii) Physician Participation Agreements, and (iii) Revocable License Operating Agreement, each by and between Sellers or one of their Affiliates and Humana Insurance Company and its Affiliates that underwrite or administer health plans, in each case as amended or otherwise modified to date, that are related to the Transferred Markets and are more specifically set forth on Schedule 1.69.

1.70. “HAP Outstanding Fees” means the aggregate amount of deferred fees and advance payments under the HAP Contracts, which remain unpaid or unearned, or continue to be amortized, as applicable, as of the date hereof.

1.71. “HAP Payoff Amount” shall have the meaning set forth in Section 2.1(b)(i).

1.72. “HAP Payoff Letter” shall have the meaning set forth in Section 5.1(g).

1.73.  “Hazardous Substances” means any pollutants, contaminants, hazardous substances, hazardous wastes, hazardous materials, toxic substances, radioactive substances or materials, or any terms of similar import or effect under any Environmental Law, or substances or materials for which standards of care are imposed by any Environmental Law, including medical, biological or infectious wastes, lead-based paint or asbestos containing materials or substances, urea formaldehyde, or petroleum or petroleum-byproducts.

1.74. “Healthcare Laws” means (a) the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the Stark Law (42 U.S.C. § 1395nn), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the Federal Health Care Fraud Law (18 U.S.C. § 1347), and any similar state fraud and abuse, self-referral, false claims or false statement Laws, and each of their respective implementing regulations (collectively, the “Healthcare Fraud Laws”); (b) HIPAA, Section 543 of the Federal Public Health Services Act, 42 U.S.C. § 290dd-2, and its implementing regulations, 42 C.F.R. Part 2 (“Part 2”), and any state or federal Law or regulation the purpose of which is to protect the privacy and security of individually-identifiable patient information (“Healthcare Privacy Laws”); (c) the Clinical Laboratory Improvements Amendment and any state Law governing the provision of laboratory tests, including so-called waived tests; (d) the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Affordability Reconciliation Act of 2010; (e) any Laws of any state pertaining to the corporate practice of medicine or other licensed professions or fee-splitting; (f) any and all Laws relating to the regulation of risk-bearing entities, including management services organizations, independent practice associations, managed care organizations, and provider network organizations; and (g) any and all Laws relating to the regulation of the health care industry (including any services rendered by any professional operating in the health care industry) or to payment for any such services rendered, provided, dispensed, or furnished by healthcare providers, in person or via telehealth, participation in Federal Health Care Programs, the practice of medicine and professional licensure, medical documentation and physician orders, medical necessity, patient charges, coding, billing and claims submission, informed consent, the hiring of employees or acquisition of services or supplies from persons or entities excluded from participation in Federal Health Care Programs or any public or private health plans, participation requirements applicable to the Medicare Bundled Payments for Care Improvement Initiative and any other applicable Centers for Medicare & Medicaid Services (CMS), quality assurance, risk management, utilization review, peer review, mandated reporting of incidents, occurrences, diseases and events, advertising, or marketing of health care services.

1.75. “HHP” means Humana Insurance Company, Humana Health Plan, Inc., Humana Health Plan of Texas, Inc., and their respective Affiliates that underwrite or administer health plans.

1.76.  “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and the currently effective regulations promulgated thereunder.

1.77. “Holdback Amount” shall have the meaning set forth in Section 2.1(b)(iii).

1.78.  “Indebtedness” means any of the following: (a) any obligation for borrowed money and any accrued interest, fees, penalties, prepayment premiums, or other payment obligations related thereto; (b) any obligation evidenced by a note, bond (excluding any surety bonds), debenture, mortgage, indenture, deed of trust, or similar instrument or with respect to which there are any Encumbrances on any assets; (c) any obligation as an account party with respect to letters of credit to the extent drawn upon; (d) the deferred purchase price of property, assets, or services or for earnouts, holdbacks of purchase price, non-compete payments, obligations to pay purchase price adjustments, or other similar obligations (calculated assuming the achievement and/or satisfaction of all applicable targets, thresholds, and other terms and conditions of the same) (other than accounts payable in the ordinary course of business); (e) deferred rent; (f) all obligations under leases required to be classified as a capitalized lease obligation under GAAP, other than, for the avoidance of doubt, any Existing Real Property Lease; (g) all obligations under any interest rate or currency protection agreement or similar hedging agreement, assuming such agreements were terminated minus any amounts payable in connection with such termination (which may be a positive or negative number); (h) any obligation in the nature of a guarantee, indemnity, or grant of an Encumbrance with respect to any of the foregoing; (i) any loan or advance under, guaranteed, amended, or made available in connection with any COVID-19 Relief Program, including the total outstanding amount of any accelerated or advance payments under any Accelerated Payment Program or Advance Payment Program administered by the Centers for Medicare & Medicaid Services (CMS) or from the Public Health and Social Services Emergency Fund established under the CARES Act; (j) with respect to any person or entity, all Indebtedness of others secured by an Encumbrance on property or assets owned or acquired by such person or entity; and (k) any interest, fee, expense, prepayment premium, termination fee, penalty, cost, or other amount payable in connection with any of the foregoing.

1.79. “Indemnified Party” shall have the meaning set forth in Section 6.3.

1.80. “Indemnifying Party” shall have the meaning set forth in Section 6.3.

1.81. “Information Requirements” shall have the meaning set forth in Section 4.1(v)(i).

1.82. “Insurance Policies” shall have the meaning set forth in Section 4.1(r).

1.83. “Intellectual Property” means all intellectual property, and all rights therein and thereto, recognized under any Law, by any Governmental Entity, or in any jurisdiction anywhere in the world, including any and all of the following: (a) trademarks, service marks, trade dress, trade names, logos, slogans, corporate names, and domain names and social media accounts and handles, including all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing (collectively, “Trademarks”); (b) copyrights; (c) trade secrets; and (d) patents and patent applications.

1.84. “Inventory” means medical supplies, including over-the-counter / non-prescription drugs, bandages, and office materials.

1.85. “IT Assets” shall have the meaning set forth in Section 4.1(v)(i).

1.86. “JPMorgan Facility” shall have the meaning set forth in Section 5.1(f).

1.87. “JPMorgan Releases” shall have the meaning set forth in Section 5.1(f).

1.88. “Law” means any law, statute, ordinance, code, rule, order, or regulation of any Governmental Entity.

1.89. “Lease Consents” means each of the consents related to the real property leases listed on Schedule 1.89 hereto.

1.90.  “Legal Proceeding” shall have the meaning set forth in Section 4.1(l).

1.91. “Liabilities” means all Indebtedness, commitments, obligations, and other liabilities of any kind, character, and description, and whether absolute, accrued or unaccrued, matured or unmatured, liquidated or unliquidated, contingent (or based upon any contingency), known or unknown, asserted or unasserted, determined, determinable, fixed or otherwise, whenever or however arising, or whether due or to become due, including any fines, penalties, losses, costs, interest, charges, expenses, damages, assessments, deficiencies, judgments, awards or settlements.

1.92. “Licensees” shall have the meaning set forth in Section 7.9(b).

1.93.  “Loss” means any claim, liability, loss, Tax, judgment, fine, penalty, damage, cost, or expense (including reasonable attorneys’ fees and costs of investigation and litigation), excluding any punitive damages, except to the extent such punitive damages are required to be paid to a third party.

1.94. “Malicious Code” means (i) any virus, malware, ransomware, Trojan horse, worm, back door, time bomb, drop dead device, spyware, trackware or adware and (ii) any similar program, routine, instruction, device, code, contaminant, logic or effect designed or intended to disable, disrupt, erase, harm, or otherwise impede the operation of, or enable any Person to access without authorization, or otherwise materially and adversely affect the functionality of, any Business IT Asset (or portion thereof).

1.95. “Material Adverse Effect” means any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts (“Event”) that, individually or together with one or more other Events (a) has, or would reasonably be expected to have, a material adverse effect on the assets, financial condition, property, results of operations of the Business or the Transferred Markets, or (b) prevents, materially delays or materially impairs, or would reasonably be expected to prevent, materially delay or materially impair, the ability of any Seller to perform its obligations under this Agreement or consummate the transactions contemplated hereby; provided, however, that solely for purposes of the foregoing clause (a), none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any circumstance affecting, change in or effect on, the Business or the Transferred Markets relating to or arising out of (i) general business or economic conditions, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) the financial, banking or securities markets (including the disruption thereof and any decline in the price of any security, market index or any change in prevailing interest rates), (iv) changes in conditions generally applicable to the industry in which the Sellers operate the Business, (v) any natural or man-made disaster of acts of God, other calamity or force majeure events (whether or not declared as such), including any epidemics, pandemics (including COVID-19), public health emergencies, strike, labor dispute, civil disturbance, embargo, fire, flood, hurricane, tornado, or other weather event, (vi) any changes in Laws or interpretations thereof or accounting principles or rules or interpretations thereof, (vii) any effects or damages arising from or related to the breach of this Agreement by Buyer, (viii) the taking of any specific action expressly required by this Agreement or taken with Buyer’s written consent or the failure to take any specific action expressly prohibited by this Agreement and as for which Buyer declined to consent, (ix) the announcement or pendency of this Agreement, including the impact thereof on relationships with patients, suppliers, distributors, partners, other third parties with whom the Sellers have a relationship or employees (including any disruption in or loss of patient, supplier, distributor, partner or similar relationships, or any loss of employees), (x) any failure by the Sellers to meet any internal or external projection, forecast or revenue or earnings prediction for any period (it being understood that the Events giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect), or (xi) the continuation or worsening of supply chain disruptions affecting the industry in which the Business operates, except, with respect to clauses (i), (ii), (iii), (iv), (v), (vi), or (xi) to the extent (and only to the extent) that the Business and the Transferred Markets are not disproportionately affected by such Events in comparison to others in the industry in which they operate.

1.96. “Medicaid” means, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§1396 et seq.) and any statutes succeeding thereto, and all Laws pertaining to such program, including (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting such program, (b) all applicable state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program, and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, guidelines and requirements of all government authorities promulgated in connection with such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

1.97. “Medicare” means collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§1395 et seq.) and any statutes succeeding thereto, and all Laws pertaining to such program, including (a) all Laws (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting such program, and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, guidelines and requirements of all governmental authorities promulgated in connected with such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

1.98. “Objection Period” shall have the meaning set forth in Section 6.3.

1.99. “Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws; (b) with respect to any other entity, any charter or similar document adopted or filed in connection with the creation, formation, or organization of such entity and any operating agreement, partnership agreement or similar governing agreement; (c) any trust agreement or documentation; and (d) any amendment to any of the foregoing.

1.100. “Parent” shall have the meaning set forth in the preamble to this Agreement.

1.101. “Part 2” shall have the meaning set forth in Section 1.74.

1.102. “Patient Information” means, to the extent within a Seller’s possession, all data and information, including Personal Information, about any Person that at any time purchased, licensed or otherwise received any service, or which was otherwise received by a Seller from or about any Person, in each case, in a Transferred Market, and all written communications between such Person and any Seller.

1.103. “Patient Records” means all records containing, among other things, “health information” as defined under 45 C.F.R. §160.103 (such as medical records, patient billing records, and other patient-related documentation).

1.104. “Pending Claim” shall have the meaning set forth in Section 2.1(b)(iii).

1.105. “Permits” means all permits, licenses, authorizations, registrations, franchises, approvals, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

1.106. “Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures, (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business for amounts which are not overdue by a period of more than thirty (30) days and that (i) are not, individually or in the aggregate, material to the Business or the Assets and (ii) did not result from a breach, default, or violation by any Seller of any Contract or Law, (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property that do not, individually or in the aggregate, materially interfere with the ownership, use or operation of any Real Property or the Assets, and (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and that are not, individually or in the aggregate, material to the Business, the Assets, or operations or financial condition of the Sellers, in the case of this clause (d), which are disclosed on Schedule 1.106 attached hereto.

1.107. “Person” means an individual, partnership, exempted limited partnership, corporation, limited liability company, joint stock company, trust (including a statutory or business trust), unincorporated association, sole proprietorship, joint venture, government (or any agency, instrumentality or political subdivision thereof), estate, company, exempted company, limited liability partnership, nonprofit corporation, group, sector, territory or other entity or organization.

1.108. “Personal Information” means any information that either directly or indirectly identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural Person, including name, street address, telephone number, email address, identification number issued by a Governmental Entity, payment card number, bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical or health information, or any other information that is considered “personally identifiable information,” “nonpublic personal information,” “protected health information,” “personal information,” or “personal data” under applicable Law, and all data associated with any of the foregoing that are or could reasonably be used to develop a profile or record of the activities of a natural Person across multiple websites or online services, to predict or infer the preferences, interests, or other characteristics of a natural Person, or to target advertisements or other content or products or services to a natural Person.

1.109. “Personal Property” means (except to the extent specifically included within the Excluded Assets) all of the tangible personal property, including all office furniture, fixtures, computer software and licenses, leasehold improvements, supplies, Inventory, Books and Records, medical instruments, materials, and consumables, together with any and all warranties thereon (to the extent same are assignable), including those described on Schedule 1.109 attached hereto, in each case which are owned by the Sellers, and primarily used in the operation of the Business.

1.110. “Policy” shall have the meaning set forth in Section 7.8.

1.111. “PPP Loan” shall have the meaning set forth in Section 4.1(dd).

1.112. “Pre-Closing Employees” shall have the meaning set forth in Section 7.7.

1.113. “Pre-Closing Period” shall have the meaning set forth in Section 7.4(b).

1.114.  “Privacy Laws” means all applicable Laws, governmental orders, and guidance issued by any Governmental Entity concerning the privacy, security, or Processing of Personal Information (including Laws of jurisdictions where Personal Information was collected), including, as applicable, data breach notification Laws, consumer protection Laws, Laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection Laws, data security Laws, and Laws concerning email, text, mobile, or instant message, or telephone communications. Without limiting the foregoing, Privacy Laws include, as applicable: Healthcare Privacy Laws, the Texas Capture and Use of Biometric Identifier Act, the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020, the California Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, and all other similar international, federal, state, provincial, and local Laws.

1.115. “Processing” means any operation or set of operations performed on Personal Information, whether or not by automated means, including the collection, creation, receipt, acquisition, recording, organization, structuring, adaptation or alteration, retrieval, consultation, de-identification, re-identification, sale, sharing, alignment or combination, access, use, handling, compilation, analysis, monitoring, maintenance, retention, storage, transmission, transfer, protection, disclosure, distribution, destruction, erasure or disposal of Personal Information.

1.116. “Professional Entities” means Cano Health Nevada, PLLC, and Cano Health Texas, PLLC.

1.117. “Property Taxes” means all real estate, ad valorem, personal property and any other similar Taxes.

1.118. “Provider Consents” means the consents from the providers set forth on Schedule 1.118.

1.119. “Purchase Price” shall have the meaning set forth in Section 2.1(b).

1.120. “Real Property” shall have the meaning set forth in Section 4.1 (w)(ii).

1.121. “Related Consolidated Entity” means each of Cano Health Nevada, PLLC, and Cano Health Texas, PLLC, through which the Business is conducted and which is consolidated with the Company in the Company’s consolidated financial statements.

1.122. “Related Consolidated Entity Activities” means (a) the provision of, or the supervision of a provider of, medical and other licensed professional services and health care services, including the provision of any of the following services: (i) prevention, (ii) diagnosis, and (iii) treatment of medical problems, (b) all other services incidental to the provision of medical and other licensed professional services; and (c) the provision of management and administrative services to the Professional Entities.

1.123. “Released Parties” shall have the meaning set forth in Section 7.5(a).

1.124. “Resolution Period” shall have the meaning set forth in Section 6.4.

1.125. “Restricted Area” means Texas and Nevada.

1.126. “Restricted Time Period” means the period beginning on the Closing Date and ending on the date that is four (4) years thereafter.

1.127. “Retained Business” means the business and operations of the Sellers (i) in each of the Retained Markets and (ii) at the Retained Properties.

1.128. “Retained Facilities” shall mean the following locations (which represent four (4) Pro Care sites in Nevada): 5270 S. Fort Apache, Las Vegas, NV 89148; 6870 S. Rainbow Boulevard Las Vegas, NV 89118; 7855 Blue Diamond Road, Las Vegas, NV 89178; and 2208 S. Nellis Boulevard, Las Vegas, NV 89104.

1.129. “Retained Markets” shall mean the Sellers’ and their Affiliates’ operations in every jurisdiction other than the states of Texas and Nevada.

1.130. “Retained Properties” shall mean the Retained Facilities and the Retained Sites.

1.131. “Retained Sites” shall mean the following locations: (1) 7913 Bandera Road, San Antonio, Texas 78250; (2) 4302 Ayers Street, Corpus Christi, Texas 78415; (3) 3240 Fort Worth Street, Suite 120, Corpus Christi, Texas 78415; (4) 1002 West Sam Houston Boulevard, Suite 7, Pharr, Texas 78577; (5) 7015 Barker Cypress, Cypress, Texas 77433; (6) 5631 Telephone Road, Houston, Texas 77087; (7) 1905 Civic Center Drive, Suites 101 and 202, North Las Vegas, Nevada 89030; (8) 5701 West Charleston Boulevard, Suites 101, 102, 203, 204, 206, and 210, Las Vegas, Nevada 89146; (9) 2285 East Flamingo Road, Suites 104-106, Las Vegas, Nevada 89119; (10) 2629 West Horizon Ridge Parkway, Suite 140, Henderson, Nevada 89052; and (11) 6631-6635 S. Zarzamora, San Antonio, Texas 78211.

1.132. “Schedules” means the Schedules delivered by the Company with the execution and delivery of this Agreement.

1.133. “Security Filings” shall have the meaning set forth in Section 5.1(e).

1.134. “Security Incident” shall have the meaning set forth in Section 4.1(n)(iii).

1.135. “Security Plan” shall have the meaning set forth in Section 4.1(v)(v).

1.136. “Seller” shall have the meaning set forth in the preamble to this Agreement.

1.137. “Seller Compliance and Healthcare Representations” means the representations and warranties set forth in Section 4.1(i), Section 4.1(n), Section 4.1(p) and Section 4.1(v).

1.138. “Seller Fundamental Representations” means the representations and warranties set forth in Section 4.1(a), Section 4.1(b), Section 4.1(e) and Section 4.1(t).

1.139. “Sellers’ Knowledge” shall mean the actual knowledge of (a) Mark Kent, David Armstrong, Brian Koppy, and Bob Camerlinck, in each case after due inquiry of their respective direct reports, and (b) Jose Perez and Magaly Petrel.

1.140. “Seller Marks” shall have the meaning set forth in Section 7.9(b).

1.141. “Settled Claim” shall have the meaning set forth in Section 2.1(b)(iii).

1.142. “Straddle Period” shall have the meaning set forth in Section 7.4(b).

1.143. “Tax” means (a) all federal, state, local, or foreign income, profits, employment (including social security, unemployment insurance, employer health, and employee income tax withholding), payroll, corporate, franchise, net worth, gross receipts, sales, use, transfer, stamp, license, withholding, occupation, premium, real and personal property, unclaimed or abandoned property, escheat, capital, windfall profits, environmental, customs, duties, ad valorem, recapture, alternative or add on minimum, value added, goods and services, excise, severance, PBGC premiums, and any other federal, state, local, or foreign taxes, charges, fees, levies, or other assessments of any kind, however denominated; (b) all interest, penalties, fines, additions to Tax, or additional amounts imposed in connection with any item described in clause (a), whether disputed or not; and (c) any transferee liability in respect of any items described in clauses (a) or (b) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof and any analogous or similar provision under Law), or otherwise.

1.144. “Tax Return” means any return, report, form, or statement filed or required to be filed in connection with any Tax (including related or supporting information with respect to any of the foregoing and any schedules or attachments thereto, and any amendment thereof) including any election, declaration, statement of foreign bank and financial accounts, information return, claim for refund, or declaration of estimated Tax, and including, where permitted or required, combined, consolidated, or unitary returns for any group of entities that includes the Sellers or any of their Affiliates.

1.145. “Taxing Authority” means any Governmental Entity responsible for the administration, imposition, or collection of any Tax.

1.146. “Third-Party Payor” means all Federal Health Care Programs, other federal, state, provincial, territorial or local governmental insurance programs, and/or private, non-governmental insurance or managed care programs, including those offered or administered by health maintenance organizations, preferred provider organizations, employers, health benefits plans, and health insurance plans.

1.147. “Third-Party Suit” means a Legal Proceeding by a third party with respect to which a Claim is made.

1.148. “Trade Accounts Payable” means trade obligations that arise from the acquisition of merchandise, materials, supplies, and services used in the provision of goods and services.

1.149. “Trademarks” shall have the meaning set forth in Section 1.83.

1.150. “Transaction Expenses” means all costs, fees, and expenses payable by the Sellers or their respective Affiliates that are incurred in connection with or as a result of the preparation, negotiation, or execution of this Agreement or any of the agreements, documents, or instructions contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, including all fees and expenses of (including under any engagement letter) brokers, investment bankers, financial advisors, commercial lenders, accountants, and legal advisors.

1.151. “Transfer Date” has the meaning set forth in Section 7.1(a).

1.152. “Transfer Taxes” shall have the meaning set forth in Section 7.4(a).

1.153. “Transferred Employee” has the meaning set forth in Section 7.1(a).

1.154. “Transferred Markets” shall mean the Sellers’ operations in each of Texas and Nevada at the respective provider locations listed on Schedule 1.154.

1.155. “Transition Period” shall have the meaning set forth in Section 7.9(b).

1.156. “Transition Services Agreement” has the meaning set forth in Section 5.1(f).

1.157. “Treasury Regulations” means the regulations promulgated under the Code.

1.158. “Urgent Care Services” means the provision of ambulatory care to individuals who require services to be furnished within one (1) day in order to avoid the likely onset of an emergency medical condition, such as acute illnesses or minor traumas, or the sudden worsening of an acute medical condition, in a facility primarily dedicated to unscheduled, walk-in care.

1.159. “Willful Breach” means a breach of this Agreement that is a consequence of an act or omission knowingly undertaken or omitted by the breaching party with the knowledge that the taking of such action or the failure to act would be, or would reasonably be expected to be, a breach of this Agreement.

ARTICLE 2

PURCHASE OF ASSETS

2.1.  Purchase; Purchase Price and Payment.

(a)  On the terms and subject to the conditions set forth in this Agreement, each of the Sellers, as applicable, agrees to sell, assign, convey, transfer, and deliver all right, title, and interest in and to the Assets (which for the avoidance of doubt shall not include any Excluded Assets) to Buyer, free and clear of all Encumbrances (other than any Permitted Encumbrances described in clauses (c) and (d) of the definition thereof), and Buyer agrees to purchase, acquire, and accept the Assets, in each case at the Closing and effective as of the Effective Time.

(b)  As full and complete consideration for the sale, assignment, conveyance, transfer, and delivery to Buyer of the Assets (free and clear of all Encumbrances, other than any Permitted Encumbrances described in clauses (c) and (d) of the definition thereof), and the obligations of the Sellers under Section 7.3, Buyer shall pay the Company an amount equal to Forty Seven Million Five Hundred Thousand Dollars ($47,500,000.00) (the “Purchase Price”), which Purchase Price (x) was calculated prior to and without giving effect to the full release of the Company and its Affiliates of their respective obligations under the HAP Contracts provided in Section 7.5(b), other than with respect to the HAP Outstanding Fees and (y) shall be paid or satisfied as follows, subject to the terms and conditions contained herein (including with respect to potential offsets against the Holdback Amount):

(i)  On the Closing Date, Buyer shall pay such amounts as are required to fully discharge the then-outstanding HAP Outstanding Fees (such amount, the “HAP Payoff Amount”), for and on behalf of the Company and its Affiliates, as applicable, by wire transfer of immediately available funds to the account designated in the HAP Payoff Letter executed by HHP and delivered to Buyer on or before the Closing Date, which shall also be set forth in the Funds Flow.

(ii)  Subject to the terms and conditions contained herein, at the Closing, Buyer shall pay to the Company or its designees, by wire transfer of immediately available funds to the account or accounts designated in writing by the Company at least three (3) Business Days prior to the Closing Date, an amount equal to, subject to any deductions as set forth in Section 2.1(c), (A) the Purchase Price, minus (B) the HAP Payoff Amount, minus (C) the Holdback Amount.

(iii)  On the Business Day immediately following the date which is six (6) months after the Closing Date, Buyer shall pay to the Company, by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in the Funds Flow or as otherwise directed by the Company, an amount equal to (A) One Million Eight Hundred and Fifty Thousand Dollars ($1,850,000) (the “Holdback Amount”), less (B) the sum of (1) the aggregate amount of the Holdback Amount retained by Buyer to satisfy the indemnification obligations of the Company under Section 6.2 in respect of Claims made by Buyer and agreed by the Sellers as being indemnified obligations then due and owing (a “Settled Claim”), and (2) the aggregate amount (based on a good faith estimate by the Buyer) which is subject to pending claims for indemnification made by Buyer in accordance with the provisions of Section 6.2 which have not been satisfied by the retention of the Holdback Amount by Buyer (a “Pending Claim”), it being agreed that Buyer is and shall be entitled to retain all or a portion of the Holdback Amount to satisfy, in whole or in part, any obligations of the Company pursuant to Section 6.2 solely in respect of Settled Claims and Pending Claims, if any. In the event that the amount paid by Buyer pursuant to the previous sentence shall be reduced pursuant to clause (2) thereof with respect to a Pending Claim, promptly (and in any event within five (5) Business Days) following the final resolution of such claim, Buyer shall pay to the Company an amount (if greater than zero) equal to (x) the Holdback Amount then-retained by Buyer, less the aggregate amount of any remaining Pending Claims, it being understood that the value of any Pending Claim that becomes a Settled Claim shall no longer be considered part of the Holdback Amount.

(c)  Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any applicable Tax law; provided that (i) Buyer shall provide notice to the Sellers of any intended or anticipated withholding at least five (5) Business Days prior to making any withholding; (ii) Buyer will cooperate with the Sellers to reduce or eliminate any such withholding tax; and (iii) any amounts withheld in accordance with this Agreement and applicable Law and timely paid over to the appropriate Taxing Authority shall be treated as delivered to the Company hereunder.

2.2.  Allocation. No later than ninety (90) days after the Closing Date, Buyer shall deliver to the Company an allocation of the Purchase Price and the Assumed Liabilities among the Assets and the covenants set forth in Section 7.3 in a manner complying with Section 1060 of the Code (the “Draft Allocation”). The Company (on behalf of itself and each other Seller) shall provide Buyer with any comments within thirty (30) days of receiving the Draft Allocation, provided such comments are consistent with Section 1060 of the Code. If Buyer agrees with the Company’s comments (an “Allocation Agreement”), Buyer shall, within thirty (30) days of receipt thereof, incorporate all comments received from the Company (or any modifications thereto agreed by the Company and Buyer) into the Draft Allocation (the Draft Allocation, as so revised, the “Final Allocation”). If there is an Allocation Agreement, then (a) Buyer and the Sellers agree that all Tax Returns of Buyer and the Sellers shall be prepared consistently with the Final

Allocation, and neither Buyer nor the Sellers shall take any position inconsistent therewith before any Taxing Authority except as required by Law; and (b) in the event that any portion of the Final Allocation is disputed by any Taxing Authority in writing, the party receiving notice of such dispute will promptly notify the other parties; provided that the failure of the party receiving such notice of dispute to promptly notify any other party shall not constitute a breach of this provision unless such other party is actually prejudiced by such failure. If there is no Allocation Agreement, each of the parties shall separately determine the allocation of the Purchase Price and the Assumed Liabilities among the Assets and the covenants set forth in Section 7.3 for its own Tax reporting purposes.

2.3.  Assumed Liabilities. Except as otherwise expressly set forth in this Section 2.3, Buyer does not assume, and will not in any way be responsible for, any Liabilities or other obligations of the Sellers or any of their respective Affiliates. On the terms and subject to the conditions set forth in this Agreement, Buyer hereby agrees to assume upon the Closing, and Buyer shall pay and discharge as and when due, only the Liabilities with respect to the transferred contractual obligations in the Transferred Markets representing the Sellers’ non-delinquent obligations under the Contracts that are specifically listed and described on Schedule 2.3 (the “Assumed Contracts”) to the extent such obligations are applicable to and accrue with respect to periods subsequent to the Effective Time (and excluding any Liabilities arising from any breach or default thereunder prior to the Closing) (the “Assumed Liabilities”), such assumption to take place at the Closing and effective as of the Effective Time.

2.4.  Excluded Liabilities. Anything herein to the contrary notwithstanding, except for the Assumed Liabilities, Buyer does not assume or agree to assume, will not assume or become liable for and shall not be obligated to pay, perform, discharge, or satisfy any Liability of the Sellers or any of their respective Affiliates, or arising out of the operations of the Sellers or their Affiliates prior to the Closing (the “Excluded Liabilities”). The Excluded Liabilities shall remain the responsibility and obligation of the Sellers and their respective Affiliates, and the Sellers shall, and shall cause their Affiliates to, pay and discharge all Excluded Liabilities as and when due. For the avoidance of doubt and without limiting the generality of the foregoing, and notwithstanding anything to the contrary in Section 2.3 above, Excluded Liabilities shall include each of the following items which relate to or arise out of the business and operations of the Sellers or any of their respective Affiliates prior to the Closing, and the Sellers shall indemnify Buyer as to such Excluded Liabilities in accordance with Section 6.2:

(a)  Any Liability for any and all (i) Taxes of each of the Sellers or any of their respective Affiliates for any tax period (other than Property Taxes required to be borne by Buyer pursuant to Section 7.4(b)), and (ii) Taxes arising out of the operation of the Business, or ownership or use of the Assets in any Pre-Closing Period or the portion of any Straddle Period ending on, and including, the Closing Date, determined in accordance with Section 7.4(b);

(b)  Any Liability arising under, or in connection with, that certain tax receivable agreement, dated June 3, 2021 and as amended from time to time, by and among Cano Health, Inc., Primary Care (ITC) Intermediate Holdings, LLC, Jaws Sponsor LLC, and the other parties thereto

(c)  Any Liability with respect to the employment or engagement, or termination of employment or engagement, by the Sellers or any of their respective Affiliates of any current or former employee, independent contractor, or consultant, including the obligations set forth on Schedule 2.4(c), whether or not pending in any litigation or administrative proceeding of any kind, including workers’ compensation claims, EEOC claims, age discrimination, sexual harassment or other hostile workplace allegations, claims for unpaid wages or benefits, and other similar claims or allegations;

(d)  Any Liability for personal injury, medical malpractice, or property damage occurring or arising prior to the Closing;

(e)  Any Liability under products liability, strict liability, or implied warranty claims relating to services rendered or products sold by the Sellers or any of their respective Affiliates, occurring or arising prior to the Effective Time;

(f)  Any Liability under any theory for services rendered by the Sellers or their Affiliates, or their respective employees and/or independent contractors (including Taxes) prior to the Effective Time;

(g)  Any debt or obligation to any party related to or affiliated with the Sellers or any of their respective Affiliates incurred prior to the Effective Time;

(h)  Any Indebtedness of the Sellers or any of their respective Affiliates, which shall include, for the avoidance of doubt, any Liability for any deferred purchase price, earnout, holdback of purchase price, obligation to pay purchase price adjustments, or other similar obligations;

(i)  Any Employee Benefit Liability, whether arising prior to or after the Effective Time;

(j)  Any Liability arising out of, the Sellers’ (and/or their respective Affiliates’) agreements with government payors incurred or relating to the period prior to the Closing, including Medicare, TRICARE, and/or Medicaid, or a Federal Health Care Program, any provider numbers, or any other of the Sellers’ (and/or their respective Affiliates’) possible governmental Liabilities, it being the clear intent of the parties to this Agreement that any and all liability with regard to the foregoing is expressly rejected by Buyer (and/or its Affiliates) and is expressly not assumed by Buyer (and/or its Affiliates);

(k)  Any Liability for any credits owed to clients, patients, insurance carriers, Third-Party Payors, or other persons or entities that are attributable to “overpayments” for services provided by the Sellers or their respective Affiliates prior to the Closing;

(l)  Any Liability as a result of or related to the Sellers’ or any Business Employee’s billing, coding, or documentation practices that are for services provided prior to the Effective Time, including any liability with respect to any adjustment of payments made by any Third-Party Payor as a result;

(m)  Any Transaction Expenses;

(n)  The Sellers’ or any of their respective Affiliates’ Trade Accounts Payable prior to the Effective Time;

(o)  Except to the extent specifically and expressly included within the Assumed Liabilities, any Liability related to or arising out of any Contract incurred or relating to the period prior to the Closing;

(p)  Any Liability arising from or related to violations of any of the Privacy Laws incurred prior to the Closing;

(q)  Any Liability arising from or related to participation in or receipt of any COVID-19 Relief Program or COVID-19 Funds, including but in respect of any eligibility requirements, utilization attestations, and reporting requirements, and/or any repayment or recoupments, related to such COVID-19 Relief Program or COVID-19 Funds;

(r)  Any Liability pursuant to, related to or arising out of the business and operations of the Sellers or any of their respective Affiliates prior to the Effective Time;

(s)  Any Liability or Contracts related to Absolute Dental or OnSite Dental; and

(t)  Any Liability or Contracts related to any clinical trials.

Notwithstanding the foregoing or anything else to the contrary in this Agreement, the Sellers shall have no liability for the operation of the Business or the Assets, including the continuation of any operations or business practices, in each case, on and after the Effective Time, and any such Liability shall be deemed to be an Assumed Liability.

2.5.  Fair Market Value. The parties agree that the Purchase Price represents the fair market value of the Assets in an arm’s length transaction and has not been determined in a manner that takes into account the volume or value of any referrals or business otherwise generated or anticipated to be generated between the parties or any of their Affiliates for which payment may be made, in whole or in part, under a Federal Health Care Program, as defined under Section 1128B of the Social Security Act.

2.6.  Completion of Transfers. In the event that the legal interest in any of the Assets or Assumed Liabilities to be sold, assigned, transferred, or conveyed pursuant to this Agreement, or any claim, right, or benefit arising thereunder or resulting therefrom cannot be sold, assigned, transferred, or conveyed hereunder as of the Closing because such transfer would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Entity), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Each of the Company and its Affiliates, at its expense, and Buyer and its Affiliates shall use commercially reasonable efforts to cooperate in obtaining such consents or approvals as may be necessary to complete such transfers as soon as practicable. This Section shall not (a) have any effect for purposes of a party’s right to indemnification and (b) in any way limit Buyer’s exercise of its rights hereunder in accordance with the terms hereof. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. Nothing in this Agreement shall be construed as an attempt to assign to Buyer any legal interest in any of the Assets or Assumed Liabilities which, as a matter of Law or by the terms of any legally binding Contract, engagement, or commitment to which a Seller is subject, is not assignable without the consent of, or notice to, any other party, unless such consent or notice shall have been given. Pending the assignments, conveyances and transfers referred to in this section, (y) the Sellers shall hold any such non-assigned Assets or Assumed Liabilities for the benefit and at the risk of Buyer and shall cooperate with Buyer, without the payment of any additional consideration by Buyer, in any lawful and reasonable arrangements designed to provide the benefits of ownership thereof to Buyer and, provided that Buyer is provided such benefits, Buyer shall perform or discharge the obligations and bear the economic burdens associated with such Assets and Assumed Liabilities but only to the extent such obligations are applicable to, and accrue with respect to, periods following the Closing and are not Excluded Liabilities hereunder, and (z) the parties agree that, following the Closing, Buyer shall be treated as the owner (or obligor, as the case may be) of such non-assigned Assets and Assumed Liabilities for all Tax purposes.

ARTICLE 3

THE CLOSING AND THE EFFECTIVE TIME

3.1.  The Closing. The consummation of the transactions contemplated hereby (the “Closing”) will take place electronically simultaneously with the execution of this Agreement. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” In lieu of an in-person Closing, the Closing may instead be accomplished by email (in PDF or similar format) transmission to the respective offices of legal counsel for the parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously, and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

3.2.  Effective Time. The Closing shall be effective as of the Effective Time, and Buyer and the Sellers agree to acknowledge and use said Effective Time for all purposes, including for accounting and Tax reporting purposes.

ARTICLE 4

REPRESENTATIONS, WARRANTIES, AND CERTAIN COVENANTS

4.1.  Representations, Warranties, and Covenants by the Sellers. Except as set forth in the Schedules to this Agreement (it being understood and agreed that any disclosure set forth in one section or subsection of the Schedules shall be deemed to be disclosed with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure), the Sellers, jointly and severally, hereby make the following representations, warranties, and covenants, each of which is relied upon by Buyer regardless of any investigation made or information obtained by Buyer, which, other than with respect to the representations and warranties set forth in Sections 4.1(a), 4.1(b), 4.1(c), 4.1(k)(xii) and 4.1(k)(xiii) are made solely in respect of the Business, the Assets and the Transferred Markets and the conduct and operation of the Business and, for the avoidance of doubt, not with respect to the conduct or operation of the Retained Business:

(a)  Organization, Standing, etc.

(i)  The Company is a Florida limited liability company, with full power and authority to carry on its business as presently conducted. The Company is validly existing and in good standing under the Laws of the State of Florida. The Company has made available to Buyer true, complete, and correct copies of its Organizational Documents. The Company is not in breach or violation of or default under any provision of its Organizational Documents. There is no equityholder agreement, voting trust or other agreement, arrangement, or understanding that may affect the exercise of voting or any other rights or obligations with respect to Equity Interests of the Company, including any rights of first refusal, preemptive rights, or other purchase rights, that would, or would reasonably be expected to, prevent, materially delay or materially impair, the ability of the Company to perform its obligations under this Agreement or consummate the transactions contemplated hereby. Each Seller has all requisite corporate (or similar organizational) power and authority to execute and deliver this Agreement and any other agreements, instruments, certificates, and documents to which any of them is a party in connection herewith, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

(ii)  Cano Health Nevada, PLLC (“Cano Health NV 1”) is a professional limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. Cano Health NV 1 is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

(iii)  Cano Health Texas, PLLC (“Cano Health TX 2”) is a professional limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas, and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. Cano Health TX 2 is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

(b)  Due Authorization. The execution, delivery, and performance of this Agreement and all other agreements, instruments, certificates, and documents executed and delivered by or on behalf of the Company and/or the Related Consolidated Entities in connection with this Agreement and the consummation of the transactions contemplated hereby by the Company and/or the Related Consolidated Entities have been duly authorized, and no other approvals or authorizations are necessary in connection therewith. This Agreement and all other agreements, instruments, certificates, and documents executed and delivered by or on behalf of the

Company and/or the Related Consolidated Entities in connection herewith are the valid and binding obligations of the Company and/or the Related Consolidated Entities, as applicable, enforceable against the Company and/or the Related Consolidated Entities in accordance with their respective terms, subject as to enforcement only to applicable bankruptcy, insolvency, reorganization, or other laws affecting the rights of creditors generally, and to equitable principles.

(c)  Compliance with Instruments and Agreements. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in any breach, default or violation of any of the terms of the Organizational Documents of the Sellers or any applicable Law, (ii) assuming that the required consents referred to in Schedule 4.1(o) are obtained at or prior to the Closing, violate, conflict with, or result in any breach of, result in any modification of the effect of, otherwise give any contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under any mortgage, Contract, agreement, indenture, trust, or other instrument that is either binding upon or enforceable against the Sellers or the Assets, (iii) assuming that the required consents referred to in Schedule 4.1(o) are obtained at or prior to the Closing, result in the imposition or creation of any Encumbrance on any of the Assets or accelerate any Indebtedness of the Sellers related to the Transferred Markets or to which the Assets may be subject or bound, or (iv) breach, impair or in any way limit any governmental or official license, approval, Permit, or authorization of the Sellers.

(d)  Opinion of Financial Advisor. The board of directors of Parent has received an opinion from its financial advisor, Oppenheimer & Co. Inc., to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions, qualifications, limitations and conditions set forth therein, the Purchase Price to be received pursuant to, and in accordance with, the terms of this Agreement by Parent, after giving effect to the full release of the Company and its Affiliates of the present value of their respective obligations under the HAP Contracts provided in Section 7.5(b), is fair, from a financial point of view, to Parent (the “Fairness Opinion”). A signed copy of the Fairness Opinion will be made available to Buyer for informational purposes only on a non-reliance basis promptly after the execution of this Agreement (it being understood and agreed that such opinion is for the benefit of Parent only).

(e)  Assets of the Sellers. Except as set forth on Schedule 4.1(e), each of the Sellers exclusively owns and has good, valid, and marketable title to all of the Assets, other than such Assets that are leased, in which case the Sellers have valid leasehold interests in such Assets, in each case, free and clear of all Encumbrances (other than Permitted Encumbrances). Except as set forth on Schedule 4.1(e), the Assets, together with the services to be provided under the Transition Services Agreement, and the Intellectual Property rights granted pursuant to Section 7.9, constitute all of the assets and rights currently in existence and owned or leased by the Sellers or their Affiliates that are necessary for the continued operation and conduct of the Business immediately after the Closing in substantially the same manner as operated and conducted immediately prior to the Closing. Assuming that the required consents referred to in Schedule 4.1(o) are obtained at or prior to the Closing, each of the Sellers has full legal right, power, and authority to sell, assign, convey, and transfer the Assets without obtaining the consent or approval of any other person, entity, or Governmental Entity, and the delivery of the Assets to Buyer pursuant to this Agreement will transfer valid title thereto, free and clear of all Encumbrances (other than any Permitted Encumbrances described in clauses (c) and (d) of the definition thereof).

(f)  Financial Statements.

(i)  Attached hereto as Schedule 4.1(f)(i) are true, correct, and complete copies of the following financial statements with respect to the Business, which, for the avoidance of doubt, does not include the Retained Facilities (collectively, the “Financial Statements”): the profit and loss statement of the Professional Entities for the fiscal years ended December 31, 2021 and December 31, 2022 and the profit and loss statement of the Professional Entities for the six-month period ended on June 30, 2023. The Financial Statements (A) are true, correct, and complete in all material respects, (B) are in accordance with and derived from the Books and Records of the Sellers, (C) fairly present the financial condition and results of operations of the Business at the respective dates and for the periods therein specified, and (D) have been prepared in a manner consistent with the past practices of the Company.

(ii)  Attached hereto as Schedule 4.1(f)(ii) is a true, correct, and complete report setting forth, with respect to each Transferred Market and each applicable Third-Party Payor, the number of members with respect thereto as of August 1, 2023. The Company and the other Sellers have received from all applicable Third-Party Payors the data relating to enrollments as of the end of the annual enrollment period for 2022 necessary for the determination of the net membership as of December 31, 2022, and the Sellers have provided to Buyer true, correct, and complete copies of all such data and the related determination of net membership of the Business for such period.

(iii)  Attached hereto as Schedule 4.1(f)(iii) is a true, correct, and complete report setting forth the Company’s Cash Balance as of September 22, 2023.

(iv)  Attached hereto as Schedule 4.1(f)(iv) is a true, correct, and complete report setting forth the outstanding balance under the Company’s Revolving Facility (as such term is defined in the Credit Suisse Facility) as of September 22, 2023.

(g)  Liabilities of the Sellers. Except for the Liabilities reflected on Schedule 4.1(g), Liabilities referenced in the Financial Statements, Liabilities incurred pursuant to this Agreement and obligations incurred in the ordinary course of business (none of which results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law or any Legal Proceeding), the Related Consolidated Entities, and the Company with respect to the Transferred Markets, are not subject to any liability of any nature, whether accrued, absolute, contingent, or otherwise.

(h)  Non-Competition Covenants. No Seller, and to the Sellers’ Knowledge, no Business Employee, is subject to any non-competition covenant or other similar agreement restricting the Sellers’ ability to engage in Related Consolidated Entity Activities in the Transferred Markets (except as set forth in Section 7.3 hereto).

(i)  Certain Remuneration and Self-Referrals. Since January 1, 2019, no Related Consolidated Entity, and to Sellers’ Knowledge, no Business Employee has directly or indirectly, (i) paid, delivered, or received or agreed to pay, deliver, or receive any fee, commission, or other sum of money, item of property, or remuneration of any kind, however characterized, to or from any person, entity, government official, or other party, which is illegal under any applicable Healthcare Fraud Laws, or (ii) submitted any claim for reimbursement to any Third-Party Payor in connection with any referrals that violated any applicable Healthcare Fraud Laws.

(j)  Contracts. Schedule 4.1(j)(i) attached hereto lists each Contract of the Sellers that relates exclusively to the Transferred Markets, including the Assumed Contracts. Schedule 4.1(j)(ii) separately lists each of the Assumed Contracts. As of the date hereof and, assuming that the required consents referred to in Schedule 4.1(o) are obtained at or prior to the Closing, as of the Closing, the Assumed Contracts are valid and binding obligations, enforceable in accordance with their respective terms, in full force and effect, and there are no defaults (or event which with notice or the passage of time, or both, could constitute defaults) under any of the Assumed Contracts by the Sellers or, to the Sellers’ Knowledge, by any other party thereto, except for such failures to be valid and binding, enforceable or to be in full force and effect as would not, individually or in the aggregate, be material to the Business. The Sellers have not received any written notice from any other party to an Assumed Contract of the termination or threatened termination thereof. No customers or vendors/suppliers of the Sellers have refused or delayed performance under any Assumed Contract by reason of any force majeure or similar provision in such Contract or otherwise sought to not perform under any Contract, including by reason of COVID-19, except as would not have, or reasonably be expected to have, a Material Adverse Effect.

(k)  Tax Returns and Audits.

(i)  All Tax Returns required to be filed by or on behalf of the Sellers with respect to the Assets, the Transferred Markets, or the Business have been timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true, complete, and correct for the period for which they were filed.

(ii)  Each Seller has fully and timely paid all Taxes it was required to pay with respect to the Assets, the Transferred Markets, or the Business, whether or not reflected on any Tax Return.

(iii)  No Seller has been notified of, and there are no facts or circumstances known to any Seller that could result in, any claim being asserted with respect to any Taxes described in Section 4.1(k)(ii). There are no unpaid Taxes that are or could become an Encumbrance on the Assets (other than a Permitted Encumbrance), and no Tax liens have been filed against the Assets (other than Permitted Encumbrances). To the Sellers’ Knowledge, there are no Tax liens on the Assets that are Permitted Encumbrances.

(iv)  No Seller has waived any statute of limitation in respect of Taxes related to the Assets, the Transferred Markets, or the Business, or agreed to any extension of time with respect to a Tax assessment, deficiency, election, or filing related to the Assets, the Transferred Markets, or the Business.

(v)  There is no action, suit, proceeding, investigation, or audit pending or, to the Sellers’ Knowledge, threatened against the Sellers with respect to any Tax related to the Assets, the Transferred Markets, or the Business.

(vi)  No Seller has received from any Taxing Authority (including jurisdictions where Tax Returns have not been filed) any (A) notice indicating an intent to open an audit or other review; (B) request for information related to Tax matters; or (C) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against such Seller with respect to the Assets, the Transferred Markets, or the Business.

(vii)  No claim has been made by a Taxing Authority in a jurisdiction where any Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction with respect to the Assets, the Transferred Markets, or the Business.

(viii)  Each Seller has complied with all applicable Laws relating to the payment and withholding of Taxes (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any person or entity, including any employees, independent contractors, creditors, equity owners, officers, managers and directors, non-resident persons, and any other third parties), have duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws, and have properly completed and timely filed all Forms W-2 and 1099 and all other Tax Returns required with respect thereto, in each case, to the extent related to the Assets, the Transferred Markets, or the Business.

(ix)  None of the Assets or Assumed Liabilities is an interest in an entity taxable as a corporation, partnership, trust, or real estate mortgage investment conduit for U.S. federal income Tax purposes.

(x)  Buyer will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year or period beginning on or after the Effective Time (or any portion of a Straddle Period beginning on or after the Effective Time) as a result of any of the Assets or Assumed Liabilities constituting a prepaid amount or advanced payment received prior to the Effective Time.

(xi)  No Seller (i) is or ever has been a member of an “affiliated group” within the meaning of Section 1504 of the Code; and (ii) has any liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise.

(xii)  No Seller (i) has Deferred Employment Taxes, and (ii) has utilized any payroll Tax credits pursuant to any provision of the CARES Act or other similar provision of applicable Law.

(l)  Litigation and Proceedings. Except as set forth on Schedule 4.1(l), since January 1, 2020, there have been no legal claims, demands, actions, suits, arbitrations, investigations (including subpoenas and requests for documents and information), or other legal, administrative, or governmental proceedings (whether civil, criminal, or administrative) (“Legal

Proceeding”) pending or, to the Sellers’ Knowledge, threatened in writing (i) against the Business, the Assets, or any Business Employee in connection with the provision of services to the Business, except for those that, if decided adversely to the Sellers or the Business, would not reasonably be expected to result in damages in excess of $250,000, equitable or injunctive relief that would reasonably be expected to be material to the Business, or any criminal or regulatory sanction, or (ii) as of the date of this Agreement, against any Seller or any Affiliate thereof that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or would reasonably be expected to have the effect of preventing, impairing, altering or delaying the transactions contemplated by this Agreement. As it relates to the Transferred Markets, the Sellers are not subject to any outstanding or unsatisfied judgment, order, decree, award, settlement of any Governmental Entity. Except for normal collection efforts relating to Accounts Receivable, the Sellers are not engaged in any Legal Proceeding to recover money due to damages sustained or alleged by the Sellers, in each case as the same relates to the Transferred Markets.

(m)  Employees and Independent Contractors.

(i)  Attached hereto as Schedule 4.1(m)(i) is a complete and accurate list setting forth the following information regarding each Business Employee as of the date hereof: name and employing entity, date of hire, rate of compensation, title, current and prior year bonus/incentive compensation/commission targets, accrued vacation time and paid time off. None of the Business Employees on Schedule 4.1(m)(i) provides any dental services.

(ii)  Since January 1, 2020, no Seller or Affiliate of a Seller has or has ever had any collective bargaining agreement or other similar Contract covering Business Employees, or any duty to bargain, with any labor union covering Business Employees, and no Seller or Affiliate of a Seller is currently negotiating with a labor union with respect to Business Employees. Since January 1, 2020, no labor organization has ever petitioned for a representation election, and there has not been any strike, slowdown, lockout, or picketing, by any Business Employee. In the past three years, no Business Employee has filed with any court or other Governmental Entity any material claim asserting wrongful termination, employment discrimination, harassment or retaliation, violation of OSHA, or other violation of any Law respecting labor or employment matters, by the Sellers or any Affiliate, or any officer, manager, director, employee, or agent of the Sellers or any Affiliate.

(iii)  Since January 1, 2020, with respect to Business Employees, each Seller and each Affiliate of each Seller is and has been in compliance with all Laws with respect to the employment of labor, employment practices and terms and conditions of employment, including laws relating to wages, hours, overtime, classification of current or former employees, officers, directors or consultants, as exempt or non-exempt, collective bargaining, employment discrimination, harassment, safety and health, immigration status, workers’ compensation and the collection and payment of withholding and employment taxes, except to the extent such noncompliance would not be reasonably expected to result in material liability to the Seller or its Affiliates. To the Sellers’ Knowledge, since January 1, 2020, no Seller or any director or officer or person who manages two or more employees, in each case, employed by any Seller in the business or operation of the Business has been the subject of any Legal Proceeding, formal complaint, or formal report relating to harassment or discrimination as it relates to the business or operation of the Business.

(iv)  Schedule 4.1(m)(iv) sets forth a true, correct, and complete quantification of the annual bonuses payable to the Business Employees for the applicable pre-Closing portion of the 2023 fiscal year pursuant to the Company’s annual bonus plan. Except for the bonuses set forth on Schedule 4.1(m)(iv) and Schedule 2.4(c), the Company has no other obligation to make any bonus or similar payment to any Business Employee.

(n)  Compliance with Law and Instruments.

(i)  Each Related Consolidated Entity is, and since January 1, 2019 has been, and its business and operations in the Transferred Markets are, and since January 1, 2019 have been conducted, in compliance with Healthcare Fraud Laws and material compliance with all other applicable Laws, including Healthcare Laws, occupational safety, labor and employment matters, zoning, or environmental matters and Privacy Laws. Since January 1, 2019, no Related Consolidated Entity has received any written or, to the Sellers’ Knowledge, oral notification claiming, asserting or alleging any material violation or suspected violation of or liability pursuant to any Law with respect to the business and operation of the Business. Since January 1, 2019, no Legal Proceeding involving or having the potential to impact any Related Consolidated Entity by any Governmental Entity under any Healthcare Laws has occurred, is pending or, to the Sellers’ Knowledge, is threatened. None of the Related Consolidated Entities, or, to the Sellers’ Knowledge, their respective employees, has in any material respect (A) violated, conducted any of their respective business or operations in the Transferred Markets in violation of, or used or occupied any of their properties or assets in violation of any Healthcare Law, or (B) engaged in any activities which are prohibited under any Healthcare Laws. Each Related Consolidated Entity has, as applicable, obtained and maintains all material Permits required for construction or operation in the Transferred Markets, and such certificates of need and Permits, if any, will remain in full force and effect immediately after the consummation of the transactions provided for herein. There are no material overpayment determinations, claims, actions, or appeals pending before any fiscal intermediary or carrier, Governmental Entity or Third-Party Payor, or their respective contractors with respect to any claims filed with respect to the Professional Entities on or before the date hereof.

(ii)  Each Related Consolidated Entity and, to the Sellers’ Knowledge, its respective employees, to the extent applicable, have: (A) obtained and maintained all provider agreements, certifications, and authorizations required to bill and collect for reimbursement from any Third-Party Payor or any entity acting on behalf of such Third-Party Payor, and (B) obtained and maintained eligibility for reimbursement from such Third-Party Payors. There is no proceeding or, to the Sellers’ Knowledge, investigation pending or threatened by any Third-Party Payor with respect to (1) any alleged violation by the Related Consolidated Entities and their respective employees of any Healthcare Laws involving or relating to participation in any such Third-Party Payor or eligibility to receive payment, or (2) any revocation, cancellation, rescission, modification, or refusal to renew in the ordinary course, any Contracts, agreements, certifications, or authorization of any Third-Party Payor. Since January 1, 2019, to the Sellers’ Knowledge, none of the Related Consolidated Entities or their respective employees have knowingly or with reckless disregard submitted any false or fraudulent claim for reimbursement or payment or received written notice from any Third-Party Payor that a Professional Entity’s agreement with such Third-Party Payor has been revoked, cancelled, suspended, adversely restricted, or subject to nonrenewal. Since January 1, 2019, all billing practices of the Related Consolidated Entities have been conducted in compliance in all material respects with all applicable Healthcare Laws, including the conditions for participation, rules and regulations, billing policies, and guidelines of such Third-Party Payors, including with respect to coding, billing, collecting, and writing off patient cost sharing amounts as determined by Third-Party Payors, and, since January 1, 2019, none of the Related Consolidated Entities have knowingly or with reckless disregard coded, billed, or received any payment or reimbursement to which it is not entitled or in excess of amounts allowed by Law or such Third-Party Payors. The Professional Entities have repaid any identified material overpayments received from Third-Party Payors within the time frame required by Healthcare Laws or Third-Party Payor polices and guidelines.

(iii)  Each Related Consolidated Entity is and has been at all times since January 1, 2019 in material compliance with (A) HIPAA, (B) Part 2, and (C) all other applicable Privacy Laws. Except as set forth on Schedule 4.1(n)(iii), since January 1, 2019, none of the Related Consolidated Entities has had any (1) “security incident” (as defined under HIPAA), provided that a “security incident” shall not include pings and other broadcast attacks on Sellers’ firewalls, port scans, unsuccessful logon-on attempts, denials of service, and any combination of the foregoing, and any other incident that does not pose a material risk to the privacy, security, confidentiality, availability, or integrity of “protected health information” (as defined under HIPAA) or (2) “breach” of “unsecured protected health information” (as defined under HIPAA) (“Security Incident”) and there are no pending investigations of any “security breach” or “breach” of “unsecured protected health information” relating to, or potentially impacting the Business. All Processing of protected health information (as such term is defined under HIPAA) by or on behalf of any Related Consolidated Entity has been at all times since January 1, 2019 in material compliance with HIPAA, all applicable Healthcare Laws and all applicable Contracts of the Related Consolidated Entity. Without limiting the foregoing, each Related Consolidated Entity, to the Sellers’ Knowledge, has entered into a compliant and enforceable business associate agreement (as such term is defined under HIPAA) with each of its business associates (as such term is defined under HIPAA), and with any third-party for which such Related Consolidated Entity creates, receives, maintains, or transmits protected health information on behalf of or for such third-party as such third party’s business associate.

(iv)  No Related Consolidated Entity is arranged or contracted with (by employment or otherwise) any Person that such Related Consolidated Entity knows or should know has been convicted of or pled guilty or nolo contendere to any federal or state criminal offense, been subject to any disciplinary action under any state rules of professional conduct or is or has been debarred, excluded or suspended from participation in a Federal Health Care Program.

(v)  No Related Consolidated Entity and, to the Sellers’ Knowledge, no Business Employee is a party to any corporate integrity agreements, monitoring agreements, deferred prosecution agreements, consent decrees, settlement orders, or similar agreements imposed by any Governmental Entity.

(vi)  None of the Sellers or any Business Employee have engaged, directly or indirectly, in any activity in violation of (A) the Foreign Corrupt Practices Act of 1977, as amended, or (B) any other applicable Law of similar effect or that relates to bribery or corruption (collectively “Anti-Corruption Laws”) with respect to the business and operation of the Business. Each Seller has conducted the Business in compliance with all applicable Anti-Corruption Laws and has instituted and maintain policies reasonably designed to ensure continued compliance therewith with respect to the business and operations of the Transferred Markets. No Seller has been the subject of any Legal Proceedings or, to the Sellers’ Knowledge, threatened Legal Proceedings, relating to compliance with Anti-Corruption Laws and there have been no allegations (internal or external) against any Seller, regarding non-compliance with the foregoing in connection with the business and operations of the Transferred Markets.

(o)  No Consent Required. Except for the consents and notice requirements with respect to the Assumed Contracts specifically listed and described in Schedule 4.1(o), the execution and delivery of this Agreement and the consummation of the transactions provided herein will not require (i) any notice, consent, review, approval, or other process by, to or of any Governmental Entity, or (ii) the consent of any party to, or provision of notice to any party to, any Assumed Contract or other agreement or instrument to which a Related Consolidated Entity is a party or by which any of the Assets is subject or may be bound.

(p)  Permits and Licenses. Schedule 4.1(p) sets forth a list, as of the date of this Agreement, of each Permit that the Related Consolidated Entities hold, have applied for, or is pending in connection with the operation of the Business. The Company does not hold, and has not applied for, any Permits in connection with the operation of the Business. Except as otherwise set forth in Schedule 4.1(p), no other Permit is necessary under any Laws, including all Healthcare Laws, for the lawful conduct of the Related Consolidated Entities’ Business. The Sellers have delivered to Buyer copies of all Permits listed on Schedule 4.1(p), as well as copies of all Permits held by all licensed employees and independent contractors of the Related Consolidated Entities (collectively, the “Related Consolidated Entity Personnel”) who are as of the date hereof employed or engaged in the operation of the Business. No Related Consolidated Entity or any Related Consolidated Entity Personnel (i) is in material violation of the terms or conditions of any Permits relating to the Transferred Markets and operation of the Business, and there is no pending or, to the Sellers’ Knowledge, threatened proceeding by any Governmental Entity or third party in connection with any actual or alleged violation of such Permits, or (ii) has since January 1, 2019 received written notice that any Governmental Entity has taken or is taking action to limit, suspend, adversely modify, or revoke any Permits of the Related Consolidated Entities or any Related Consolidated Entity Personnel.

(q)  Absence of Specified Changes. Since June 30, 2023 through the date of this Agreement, as it relates to the Transferred Markets, (i) each of the Sellers has operated only in the ordinary course of business consistent with past practices, and (ii) except as set forth on Schedule 4.1(q), there has not been: (A) any transfer, conveyance, or other transaction by any Seller related to the Transferred Markets, except (x) in the ordinary course of business and (y) with respect to any Intellectual Property not used in the Transferred Markets since June 30, 2023 through the date of this Agreement; (B) any capital expenditure by any Seller related to the Transferred Markets, except in the ordinary course of business; (C) any material destruction of, damage to, or loss of any material asset of the Sellers related to the Transferred Markets, whether or not covered by insurance; or (D) any agreement by any of the Sellers to do any of the things described in this Section 4.1(q). From June 30, 2023 through the date of this Agreement, there has not been any Material Adverse Effect.

(r)  Insurance Policies. Set forth on Schedule 4.1(r) attached hereto is a complete list of the insurance policies that the Sellers maintain with respect to the Business and operation of the Business (the “Insurance Policies”) and the premiums paid for the Insurance Policies during the past one (1) year. The Insurance Policies are in full force and effect in all material respects. No Seller is in default with respect to any provision contained in any of the Insurance Policies and has failed to give any notice or present any claim under any of such Insurance Policies as required under such Insurance Policies and no notification has been received from any insurance carrier denying or disputing any claim made by any Seller, denying or disputing the coverage for any claim, denying or disputing the amount of any claim, or regarding the possible cancellation of any policies, in each case relating to the Transferred Markets.

(s)  Employee Benefit Plans.

(i)  Schedule 4.1(s) sets forth a list of each Employee Benefit Plan in which any Business Employee participates or has any rights to benefits (contingent or otherwise) (each a “Business Benefit Plan”).

(ii)  Each Business Benefit Plan has been established, operated, funded, maintained, and administered in all material respects in compliance with its terms and all applicable Laws, including ERISA, the Affordable Care Act of 2010 and the Code.

(iii)  Neither the Sellers nor ERISA Affiliate has ever maintained, contributed to, sponsored, or otherwise had any liability with respect to a (A) plan that is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, or (B) “multi-employer plan” (as defined in Section 3(37) of ERISA).

(iv)  Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (whether alone or together with any other event or events, including termination of employment) (A) entitle any Business Employee to any increase in any compensation or benefits, (B) accelerate the time at which any compensation, benefits, or award may become payable, vested, or required to be funded in respect of any Business Employee, (C) entitle any Business Employee to any compensation or benefits, or (D) result in the payment or retention of an “excess parachute payment” within the meaning of Section 280G of the Code.

(t)  No Brokers or Finders. No person or entity has, as a result of any act or failure to act by the Company, or any Affiliate of the Company, nor as a result of the transactions contemplated hereby will any person or entity have as a result of any act or failure to act by the Company, or any Affiliate of the Company any right, interest, or claim for any commission, fee, or other compensation as a broker, finder, or in any similar capacity in connection with the transactions contemplated by this Agreement.

(u)  Intellectual Property.

(i)  No Seller owns Intellectual Property that is exclusively used in or relating to the Business (except for Intellectual Property, if any, embodied in patient and customer lists, Patient Records or Patient Information, in each case, included in the Assets).

(ii)  Each Seller has taken commercially reasonable precautions to maintain and protect material Confidential Information used in the Business. No such material Confidential Information of the Business has been disclosed by any Seller to or, to the Sellers’ Knowledge, discovered by any Person (including employees and contractors of the Sellers) except pursuant to reasonable non-disclosure agreements that obligate that Person to maintain the confidentiality of the Confidential Information. With respect to the Business, to the Sellers’ Knowledge, no present or former employee, officer, director, or contractor of any Seller is in material default or breach of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, use, or transfer of Intellectual Property or IT Assets.

(iii)  Except as would not reasonably be expected to be material to the Business, the operation of the Business does not infringe, misappropriate, or violate, and has not infringed, misappropriated, or violated, any other Person’s Intellectual Property, except that the foregoing is given to Seller’s Knowledge with respect to patents and Trademarks. No Seller has received any communications alleging that the Business has violated or would violate any other Person’s Intellectual Property (including any offers to license) in any material respect.

(iv)  The Business as currently conducted does not require or use any Intellectual Property or IT Asset except for the Intellectual Property or IT Assets (A) owned by the Sellers and included in the Assets, (B) licensed to the Sellers pursuant to an Assumed Contract, or (C) the use or benefit of which will be provided to Buyer under this Agreement or the Transition Services Agreement. After the Closing there will be no Intellectual Property or IT Assets owned or used by the Sellers that is necessary for the continued operation and conduct of the Business immediately after the Closing in substantially the same manner as operated and conducted by the Sellers immediately prior to the Closing as to which no provision is made in this Agreement or the Transition Services Agreement for continued use thereof after the Closing by Buyer.

(v)  Privacy and Security Compliance.

(i)  The computers, devices, equipment, networks, systems, servers, websites, mobile applications, hardware, firmware, middleware, data communication lines, routers, switches, and other information technology infrastructure, as well as all software operating thereon or in connection therewith, including, in each case pursuant to outsourced or cloud computing arrangements (collectively, the “IT Assets”) used by the Sellers in the operation of the Business (the “Business IT Assets”) (A) are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the Business, (B) are free from material bugs, errors or other defects, (C) have not materially malfunctioned, crashed, failed, experienced continued substandard performance or other adverse events within the past three (3) years, and (D) do not contain any Malicious Code. In connection with the Business, the Sellers have implemented anti-malware, anti-virus, backup, security, business continuity, and disaster recovery measures and technology consistent with industry best practices and has tested those measures and technology at least annually.

(ii)  In connection with the Business, the Sellers are and have been since January 1, 2019 in material compliance with the applicable requirements of all (A) Privacy Laws, (B) internal and external policies governing the privacy and security of the Business, (C) to the extent applicable, the Payment Card Industry Data Security Standard (PCI DSS), and (D) obligations under any Contract to which a Seller is a party (including under any HIPAA “business associate” agreement), in each case applicable to the privacy and security of Personal Information or the Processing or other use thereof by or on behalf of the Seller (“Information Requirements”). The Sellers have not since January 1, 2019 received any written notice with respect to any allegation that the Business is or was not in material compliance with any Information Requirement. To the Sellers’ Knowledge, all vendors, processors, subcontractors and other Persons acting for or on behalf of any Seller in connection with the Processing of Personal Information for the Business or that otherwise have been authorized to have access to the Business IT Assets or the Personal Information in the possession or control of the Business are subject to contractual obligations to comply, and since January 1, 2019 have complied, in all material respects, as it pertains to the Sellers, with the Information Requirements.

(iii)  The Sellers maintain and have maintained since January 1, 2019 all policies regarding the processing or other use of all data Personal Information on behalf of the Business, including protected health information (as defined under HIPAA), Processed by or on behalf of the Business or in the operation of the Business, in each case, as required by Information Requirements.

(iv)  For the past three (3) years, the Sellers have, with respect to the Business, posted a privacy policy governing the Sellers’ collection and use of information and data in a clear and conspicuous location on all user-facing pages on each of their websites and mobile applications in material compliance with all applicable Privacy Laws. No disclosure or representation made or contained in any such privacy policy has been in any material respect inaccurate, misleading, deceptive or in violation of any applicable Laws (including by containing any material omission).

(v)  The Sellers have implemented and maintain a comprehensive information security plan for the operation of the Business (a “Security Plan”), which includes commercially reasonable administrative, technical and physical safeguards designed to protect the confidentiality availability, integrity and security of the Business IT Assets and the information and data stored therein (including Personal Information, and other sensitive information) from loss, damage, misuse or unauthorized use, access, modification, destruction, or disclosure, including cybersecurity and malicious insider risks. The Security Plan conforms, and at all times has conformed, in all material respects, to the Information Requirements and any public statements made by the Sellers regarding the Security Plan. There has been no material (A) loss, damage, misuse or unauthorized use, access, modification, destruction, or disclosure, or other breach of security of the Sellers’ confidential information as it relates to the Business (including any event that would give rise to a breach or incident for which notification by the Sellers to individuals and/or Governmental Entities is required under Information Requirements), nor (B) breaches or unauthorized intrusions of the security of any Business IT Asset.

(vi)  The Sellers have obtained all material consents, permissions, and authorizations, or have provided all material notices, or have obtained permitted waivers of the same, required with respect to the Processing and other use of all Personal Information by or on behalf of any Seller and in the operation of the Business.

(w)  The Real Property.

(i)  No Seller or any Affiliate of any Seller (A) owns any real property in the Transferred Markets or (B) leases, subleases, licenses or otherwise occupies any real property in the Transferred Markets other than the leases described on Schedule 4.1(w)(i) hereto (each an “Existing Real Property Lease” and collectively, the “Existing Real Property Leases”).

(ii)  The real properties demised under the Existing Real Property Leases (collectively, the “Real Property”) are adequately served with all necessary utilities for the proper operation thereof, including sewer, water, gas, electricity, sanitary sewer, storm sewer and telephone. The Real Property is not situated within any area that has been identified by the United States Secretary of Housing and Urban Development as a “special flood hazard area” or a “special mudslide hazard area.”

(iii)  All buildings, structures, facilities, fixtures and other improvements located on the real property demised under the Existing Real Property Leases are accessible via public roads or easements benefiting such Real Property. The Real Property is the only real property necessary in connection with the Business, other than in connection with any services provided in the Transferred Markets pursuant to any management services agreement with the Company or any of its Affiliates. No notices or requests have been received by any Seller from any Governmental Entity or any utility with respect to the Real Property with which any such Seller has failed or refused to comply, in each case, other than as would not be material to the Business.

(iv)  There are no service, supply, maintenance, leasing, or management agreements to which any Seller is a party affecting the Real Property or the operation of any part thereof that will not be terminated on or prior to Closing.

(v)  To the Sellers’ Knowledge, the Real Property and the Business are in compliance in all material respects with all applicable zoning ordinances (including parking requirements), all ADA and OSHA regulations, and all other applicable Laws and regulations.

(vi)  The Sellers are in actual possession and occupation of the Real Property, no Seller has assigned, transferred or conveyed any interest in the Existing Real Property Leases, and no Seller leases, subleases, licenses or shares occupation of the Real Property with any third party, except as set forth on Schedule 4.1(w)(vi) hereto. There are no agreements granting to any Person other than the Sellers the right to use or occupy the Real Property.

(vii)  The Company has made available to Buyer true, complete and accurate copies of the Existing Real Property Leases (together with all amendments, modifications, annexes, exhibits and schedules thereto).

(viii)  Each Seller is current with and has paid in full all fixed rent, security deposits, additional rent, operating expenses, real estate Taxes, and other applicable rents and amounts due and owing under the Existing Real Property Leases when due and owing and is not otherwise in default under the Existing Real Property Leases to which it is a party or by which it is bound, and no other party to the Existing Real Property Leases is in default thereunder.

(ix)  There are no brokerage or leasing commissions due or payable to any Person with respect to or on account of the Existing Real Property Leases.

(x)  Each Seller’s interest in and to the Real Property is free and clear of all Encumbrances (other than Permitted Encumbrances), and no Seller has mortgaged, assigned, pledged or encumbered the Existing Real Property Leases. The machinery, equipment, furniture, fixtures, and other tangible personal property located at the Real Property are in all material respects in good operating condition and repair, ordinary wear and tear excepted or are otherwise in such repair and condition as to allow Sellers to operate the Business in the ordinary course of business consistent with past practice, and are adequate for the uses to which they are being put.

(xi)  No notices of termination or cancellation of the Existing Real Property Leases have been given or received by any Seller, and no notices of breach of the Existing Real Property Leases have been given or received by any Seller that remains uncured.

(xii)  The Existing Real Property Leases are in full force and effect and are legal, binding and enforceable obligations of the applicable Seller, and each of the other parties thereto.

(xiii)  Each Seller’s use and occupation of the Real Property is and has been in compliance in all material respects with all applicable Laws, and no current use of the Real Property is dependent on a nonconforming use or other governmental approval or concession. There are no current, pending, or threatened in writing actions, suits, claims or adverse proceedings of any kind with respect to the Existing Real Property Leases. Each Seller owns, holds, or possesses all permits necessary for the ownership, lease, operation, and use of the Real Property, as applicable, except as would not reasonably be expected to be material to the Business.

(xiv)  No Seller is the subject of any pending or threatened in writing condemnation, planned public improvements, annexation, special assessments, zoning or subdivision changes or other proceedings relating to the Real Property or other matters adversely affecting the use or occupancy of the Real Property, except as would not reasonably be expected to be material to the Business.

(xv)  No Seller is a party to, obligated under or bound by any sublease, option, right of first refusal or other contractual right granting (or, if exercised, would grant) to any other Person the right of use or occupancy of the Real Property, and there is no Person (other than an applicable Affiliate) in possession of the Real Property. None of the Sellers nor any of their respective Affiliates is a party to any agreement or option to lease or purchase any real property in the Transferred Market except as set forth in the Existing Real Property Leases.

(x)  Tangible Assets. The tangible Personal Property used in the Business is adequate to operate the Business as presently conducted, and each item of tangible Personal Property is in good operating condition, normal wear and tear excepted.

(y)  Inventory. Except as would not be material to the Business, the Inventory is of a quality and quantity usable in the ordinary course of business of the Business.

(z)  Environmental Matters.

(i)  Except for such matters that would not reasonably be likely to be material to the Business: (A) the Sellers are in compliance with all Environmental Laws, which compliance includes the possession by the Sellers of all Permits and other governmental authorizations required under applicable Environmental Laws to operate their businesses, and the Sellers and the Business are, and since January 1, 2020 have been, in compliance in all material respects with the terms and conditions thereof; (B) no Hazardous Substances have been generated, disposed of, or stored on, at or adjacent to the Real Property, except in material compliance with applicable Environmental Laws, (C) none of the Sellers nor the Business has released any Hazardous Substances to, at or from the Real Property, nor does any Seller have any knowledge regarding the presence of Hazardous Substance on or beneath the Real Property that requires corrective action under Environmental Law, (D) the Sellers are not subject to any pending Liabilities under Environmental Law and (E) the Sellers have not received any written communication, whether from a Governmental Entity, citizen’s group, employee, consultant, or otherwise, that alleges noncompliance with or liability pursuant to any Environmental Law, and there are no environmental claims pending or, to the Sellers’ Knowledge, threatened against any Seller or any Affiliate of the Sellers.

(ii)  Sellers have not received any written communication, whether from a Governmental Entity, citizen’s group, employee, consultant, or otherwise, that alleges noncompliance with or liability pursuant to any Environmental Law, and there is no environmental claim pending or, to Sellers’ Knowledge, threatened against any Seller, any Affiliate of the Sellers, or the owners of the Real Property, in each case, that is or would reasonably be expected to be, individually or in the aggregate, material to the Business.

(iii)  Sellers have provided to Buyer true, accurate, and complete copies of all reports or assessments in their possession, custody, or control relating to the environmental condition of the Real Property or improvements thereon or compliance by Sellers or the Business with applicable Environmental Laws.

(iv)  To the Sellers’ Knowledge, the Real Property does not contain asbestos or lead-based paint in any form.

(aa)  Patient Records. The Sellers have maintained the confidentiality of all Patient Records as required by and in conformance with all applicable state and federal Laws, including the Healthcare Privacy Laws. Since January 1, 2020, each Seller, as applicable, has maintained applicable Patient Records in a complete, accurate, and organized manner.

(bb)  Transactions with Related Persons. Except as set forth on Schedule 4.1(bb), no Affiliate, officer, employee, manager or director of any Seller, (i) owns any direct interest in any of the Assets, or (ii) is a party to any Contract with the Sellers that is an Assumed Contract.

(cc)  Devices. Schedule 1.44 sets forth a list of all material Devices used in the operation of the Business. Prior to the Closing, ownership of all such Devices will be duly and properly transferred to the Company, and all such Devices are “Devices” and, to the extent primarily used in the Transferred Markets, “Assets” as defined in this Agreement.

(dd)  PPP Loans. None of the Sellers or any of their Affiliates have obtained a Paycheck Protection Program loan (a “PPP Loan”) through the U.S. Small Business Administration under the CARES Act.

(ee)  Full Disclosure. None of the representations and warranties, made to Buyer by the Sellers herein, as modified by the Disclosure Schedules, or in any exhibit or schedule, furnished to Buyer by the Sellers in connection herewith, contains any untrue statement of a material fact with respect to the matters covered by such representation or warranty.

(ff)  Clinical Trials. Any clinical trials in the Transferred Markets or otherwise relating to the Assets or the Business have been discontinued or otherwise terminated and all activities of Sellers or their Affiliates relating thereto have ceased.

(gg)  No Other Representations. Except for the representations and warranties of Buyer in Section 4.2 or in any certificate delivered pursuant to this Agreement, each Seller acknowledges that neither Buyer nor any other Person on behalf of Buyer has made or will be deemed to have made to any Seller, and no Seller has relied on, any representation or warranty, whether express or implied, with respect to this Agreement and the transactions contemplated hereby, or Buyer or the accuracy or completeness of any information relating to any of the foregoing or any other information, in each case provided or made available to any Seller by or on behalf of Buyer.

4.2.  Representations and Warranties by Buyer. Buyer hereby makes the following representations and warranties, each of which is relied upon by the Sellers, regardless of any investigation made or information obtained by the Sellers:

(a)  Organization and Good Standing. Buyer is a limited liability company validly existing in good standing under the Laws of the State of Delaware, with all requisite power and authority to carry on its business as presently conducted.

(b)  Due Authorization. The execution, delivery, and performance of this Agreement and all other agreements, instruments, certificates, and documents executed and delivered by or on behalf of Buyer in connection with the Agreement and the consummation of the transactions contemplated hereby by Buyer have been duly authorized, and no other approvals or authorizations are necessary in connection therewith. This Agreement and all other agreements, instruments, certificates, and documents executed and delivered by or on behalf of Buyer in connection herewith are the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject as to enforcement only to applicable bankruptcy, insolvency, reorganization, or other laws affecting the rights of creditors generally, or to equitable principles.

(c)  Compliance with Instruments and Agreements. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in any breach or violation of any of the terms or provisions of, or constitute a breach of or default under, the Organizational Documents of Buyer or any applicable Law, (ii) except as disclosed on Schedule 4.2(c), violate, conflict with, or result in any breach of, result in any modification of the effect of, otherwise give any contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under any mortgage, Contract, agreement, indenture, trust, or other instrument, except in the case of clause (ii), where the violation, conflict, breach, modification, termination or default would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated herein; or (iii) breach any governmental license or Permit of Buyer, except as would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated herein.

(d)  No Consent Required. No authorization or consent of any federal or state administrative or regulatory agency or other third party is required for the execution, delivery, and performance of this Agreement by Buyer or for the performance by Buyer of the transactions contemplated by this Agreement.

(e)  No Finders or Brokers. No person or entity has, as a result of any act or failure to act by Buyer or any of its Affiliates, nor as a result of the transactions contemplated hereby will any person or entity have, as a result of any act or failure to act by Buyer or any of its Affiliates, any right, interest, or claim upon the Company for any commission, fee, or other compensation as a finder, broker, or in any similar capacity in connection with the transactions contemplated by this Agreement.

(f)  Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

(g)  Legal Proceedings. There are no Legal Proceedings pending or, to Buyer’s knowledge, threatened against Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(h)  No Other Representations. Except for the representations and warranties of the Sellers in Section 4.1 as qualified by the Schedules thereto or in any certificate delivered pursuant to this Agreement, Buyer acknowledges that neither the Sellers nor any other Person on behalf of Sellers has made or will be deemed to have made to Buyer, and Buyer has not relied on, any representation or warranty, whether express or implied, with respect to this Agreement and the transactions contemplated hereby, the Sellers or the Assets, or the accuracy or completeness of any information relating to any of the foregoing or any other information, in each case provided or made available to Buyer by or on behalf of the Sellers. Notwithstanding anything herein to the contrary, but without limitation of any representation or warranty expressly contained in Section 4.1 or any certificate delivered pursuant to this Agreement, the Sellers makes no other (and hereby disclaims each other) representation, warranty or covenant with respect to the value, condition or use of the Assets, whether express or implied, including any implied warranty of merchantability or fitness for a particular purpose. Each Seller disclaims all Liability and responsibility for, other than for fraud or intentional misrepresentation, any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or representatives (including any opinion, information, projection, or advice) that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant, or representative of the Sellers or any of their Affiliates, in each case which is not contained in a representation or warranty of the Sellers in Section 4.1, as qualified by the schedules thereto.

ARTICLE 5

CLOSING DELIVERIES

5.1.  The Company’s Closing Deliveries. At or prior to the Closing, the Company shall deliver to Buyer the following:

(a)  Assignment and Assumption Agreements, dated as of the Closing Date, substantially in the forms attached hereto as Exhibit A, duly executed by the Company and/or the Related Consolidated Entities as applicable (the “Assignment Agreements”);

(b)  Bills of Sale in substantially the forms attached hereto as Exhibit C, duly executed by the Company and/or the Related Consolidated Entities as applicable (the “Bills of Sale”);

(c)  a duly executed certificate of incumbency for each officer of the Sellers executing this Agreement and/or any other agreement, instrument, certificate, and/or document executed and delivered by or on behalf of the Sellers in connection with the Agreement and the consummation of the transactions contemplated hereby or making certifications pursuant hereto dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer;

(d)  a properly executed and completed IRS Form W-9 from each Seller;

(e)  release letters and other documents in forms reasonably satisfactory to Buyer from each payee and other relevant party with respect to any Indebtedness of the Sellers, secured by an Encumbrance on the Assets or holder of an Encumbrance on the Assets (which letters and other documents shall evidence the aggregate amount of the Indebtedness owed to such payee outstanding as of the Closing Date), pursuant to which, effective upon the Closing: (i) all Encumbrances securing such Indebtedness or otherwise affecting any of the Assets will be released on the Closing Date (other than any Permitted Encumbrances described in clauses (c) and (d) of the definition thereof), and (ii) all financing statements, filed intellectual property security agreements and other filings perfecting or evidencing such Encumbrances (collectively, “Security Filings”) made or entered into with respect to such Encumbrances will be canceled and/or terminated and all applicable Uniform Commercial Code termination statements and intellectual property lien releases will be filed promptly upon the occurrence of the Closing, including (x) releases and other documentation duly executed by Credit Suisse AG, Cayman Islands Branch, as administrative agent and/or collateral agent thereunder (or any successor administrative and collateral agents), as applicable, relating to that certain Credit Agreement, dated as of November 23, 2020, by and among Cano Health, LLC, Primary Care (ITC) Intermediate Holdings, LLC, Credit Suisse AG, Cayman Islands Branch, as the administrative agent and collateral agent, and each lender party thereto from time to time, (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Suisse Facility”) providing for and evidencing the termination and release of Encumbrances on the Assets securing the Indebtedness thereunder, including the termination of related Security Filings (the “Credit Suisse Releases”), and (y) releases and other documentation duly executed by JPMorgan Chase Bank, N.A., as administrative agent and/or collateral agent thereunder (or any successor administrative and collateral agents), as applicable, relating to that certain Credit Agreement, dated as of February 24, 2023, by and among Cano Health, LLC, Primary Care (ITC) Intermediate Holdings, LLC,

JPMorgan Chase Bank, N.A., as the administrative agent and collateral agent, and each lender party thereto from time to time (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “JPMorgan Facility”), providing for and evidencing the termination and release of Encumbrances on the Assets securing the Indebtedness thereunder, including the termination of related Security Filings (the “JPMorgan Releases”), in each case, on terms and in form and substance satisfactory to Buyer;

(f)  a transition services agreement between Buyer and the applicable Sellers party thereto, in substantially the form attached hereto as Exhibit B (“Transition Services Agreement”), duly executed by such Sellers;

(g)  payoff or release letter (“HAP Payoff Letter”) in a form satisfactory to Buyer from HHP with respect to the HAP Outstanding Fees evidencing the aggregate amount of the HAP Outstanding Fees owed to HHP outstanding as of the Closing Date and an agreement that, if such aggregate amount so identified (the “HAP Full Amount”) is paid to HHP on the Closing Date, such HAP Outstanding Fees shall be repaid in full;

(h)  all of the Provider Consents, duly executed by the applicable providers, each of which shall be in full force and effect as of the Closing and shall not have been rescinded or revoked;

(i)  all of the Lease Consents, duly executed by the landlords or other applicable parties thereto, none of which have been rescinded or revoked;

(j)  a true, correct, and complete report setting forth the Company’s Cash Balance as of September 22, 2023;

(k)  a true, correct, and complete report setting forth the outstanding balance under the Company’s Revolving Facility (as such term is defined in the Credit Suisse Facility) as of September 22, 2023; and

(l)  evidence that concurrent with the Closing, including as a result of the payment of the Closing funds, the Company has wired sufficient funds into an account whereby such funds shall be used to pay the amounts outstanding under the Credit Suisse Facility on or before September 27, 2023 such that the financial covenant under the Credit Suisse Facility would not be tested on September 30, 2023.

5.2.  Buyer’s Closing Deliveries. At the Closing, Buyer shall deliver (or caused to be delivered) to the Company the following:

(a)  the portion of the Purchase Price which is payable at Closing (in accordance with the terms set forth in Section 2.1);

(b)  the Assignment Agreements, duly executed by Buyer;

(c)  the Transition Services Agreement, duly executed by Buyer;

(d)  the Bills of Sale, duly executed by Buyer;

(e)  a certificate of incumbency for each officer of Buyer executing this Agreement and/or any other agreement, instrument, certificate, and/or document executed and delivered by or on behalf of Buyer in connection with the Agreement and the consummation of the transactions contemplated hereby or making certifications pursuant hereto dated as of the Closing Date, in form and substance reasonably satisfactory to the Company; and

(f)  a flow of funds detailing the Purchase Price, HAP Payoff Amount, Holdback Amount, and all other amounts that will be setoff, deducted, or paid to the Sellers, in form and substance reasonably satisfactory to the Company (the “Funds Flow”).

ARTICLE 6

INDEMNIFICATION

6.1.  Indemnification by Buyer. Buyer covenants and agrees to indemnify and hold the Company and its successors and assigns and their respective Affiliates, officers, directors, managers, members, shareholders, employees, and agents at all times harmless from and against (and shall pay and compensate for, regardless of whether such matters arise from a Third-Party Suit or a direct claim), and Buyer waives any claim for contribution or indemnity against the Company and its Affiliates with respect to, any Loss incurred or to be incurred by any of them caused by or arising out of or in connection with (a) any misrepresentation, breach of, or inaccuracy in any representation or warranty made by Buyer in this Agreement, (b) any breach of, or failure to timely perform, any covenant or agreement of Buyer in this Agreement, (c) any Assumed Liability or the failure at any time of Buyer to pay or discharge or to have paid or discharged the same in full, (d) the ownership, use or possession of the Assets following the Effective Time (other than with respect to any Excluded Liability relating to any such ownership, use or possession after the Effective Time), or (e) the operation of the Business following the Effective Time (other than with respect to any Excluded Liability relating to such operation of the Business after the Effective Time); provided that nothing in this Section 6.1 shall in any way limit the rights of the Buyer Indemnified Parties to be indemnified and held harmless pursuant to Section 6.2.

6.2.  Indemnification by the Company. The Company covenants and agrees to indemnify and hold Buyer and its successors and assigns and their respective Affiliates, officers, directors, managers, members, shareholders, employees, and agents (the “Buyer Indemnified Parties”) at all times harmless from and against (and shall pay and compensate for, regardless of whether such matters arise from a Third-Party Suit or a direct claim), and the Company waives any claim for contribution or indemnity against Buyer with respect to, any Loss incurred or to be incurred by any of them caused by or arising out of or in connection with (a) any misrepresentation, breach of, or inaccuracy in any representation or warranty made by the Company or any other Seller in this Agreement, (b) any breach of, or failure to timely perform, any covenant or agreement of the Company or any other Seller in this Agreement (including the covenants of the Company or any other Seller set forth in Article 7), (c) any Excluded Liability or the failure at any time of the Company or any other Seller to pay or discharge or to have paid or discharged the same in full, (d) the ownership, use or possession of the Excluded Assets, (e) the operation of the Business or use of the Assets prior to the Effective Time, (f) any malpractice claim or potential claim (including any malpractice by physicians or other providers who provided services to the Business) arising out of or relating to the operation of the Business prior to the Closing; or (g) for the period commencing on the Closing Date through the expiration of the Term (as defined in the Transition

Services Agreement), failure to perform under the Transition Services Agreement any Services (as defined therein) that have been prepaid by Buyer, which failure arises out of or relates to any of the following: (i) any of the Sellers or their Affiliates (x) admitting in writing to being insolvent or (y) making an assignment for the benefit of creditors; or (ii) any of the Sellers or their Affiliates filing for, or becoming the subject of, any bankruptcy, receivership, insolvency or similar proceeding.

6.3.  Undisputed Claims. A party (the “Indemnified Party”) may assert a Claim that it is entitled to, or may become entitled to, indemnification under this Agreement (whether arising from a Third-Party Suit or a direct claim) by giving written notice as promptly as is practicable of its Claim to the party or parties that are, or may become, required to indemnify the Indemnified Party (the “Indemnifying Party”, whether one or more), providing reasonable details of the facts giving rise to the Claim and a statement of the Indemnified Party’s Loss in connection with the Claim, to the extent such Loss is then known to the Indemnified Party and, otherwise, an estimate of the amount of the Loss that it reasonably anticipates that it will incur or suffer. The failure to make timely delivery of such written notice by the Indemnified Party to the Indemnifying Party shall not relieve the Indemnifying Party from any liability under this Section 6.3 with respect to such matter except to the extent (and only to the extent) the Indemnified Party is actually and materially prejudiced by the failure to give such notice. If the Indemnifying Party does not object to the Claim during the twenty (20) day period following the date of delivery of the Indemnified Party’s notice of its Claim (the “Objection Period”), the Claim shall be considered undisputed and the Indemnified Party shall be entitled to recover the amount of its actual Loss. The fact that a Claim is not disputed by the Indemnifying Party shall not constitute an admission or create any inference that the asserted Claim is valid for any purpose other than the indemnity obligation of the Indemnifying Party as to such Claim pursuant to this Article 6.

6.4.  Disputed Claims. If the Indemnifying Party gives written notice to the Indemnified Party within the Objection Period that the Indemnifying Party objects to the Claim, then (a) the parties shall attempt in good faith to resolve their differences during the thirty (30) day period following the date of delivery of the Indemnifying Party’s notice of its objection (the “Resolution Period”), and (b) if the parties fail to resolve their disagreement during the Resolution Period, then the Indemnified Party may file a Legal Proceeding with respect to any amounts in dispute, in accordance with Section 8.4 and pursuant to any other terms, conditions and limitations of this Agreement.

6.5.  Third-Party Suits. In the case of (x) any Third-Party Suit involving a Legal Proceeding (i) brought by a Governmental Entity or (ii) related to any investigations or actions taken at the request or direction of, or in response to actions taken by, a Governmental Entity, the Indemnified Party shall control the defense of such Third-Party Suit, and the Indemnifying Party may, at its own expense, participate in (but not control) the defense and employ counsel separate from the counsel employed by the Indemnified Party; provided that the Company shall be entitled to control the defense of any Third-Party Suit that would reasonably be expected to have a material impact on the Retained Business, and (y) all other Third-Party Suits, the Indemnifying Party shall control the defense of such Third-Party Suit, and the Indemnified Party may, at its own expense, participate in (but not control) the defense and employ counsel separate from the counsel employed by the Indemnifying Party; provided, however, that the controlling party may demand that the other party assume control of the defense of the Third-Party Suit at any time during the course of the Third-Party Suit. If the Indemnifying Party or the Indemnified Party, as applicable, assumes control of the defense of a Third-Party Suit after such a demand by the other party, (a) the party controlling such Third-Party Suit shall consult with the non-controlling party with respect to the Third-Party Suit upon the non-controlling party’s reasonable request for consultation, and (b) the non-controlling party may, at its expense, participate in (but not control) the defense and employ counsel separate from the counsel employed by the controlling party. Regardless of whether the Indemnifying Party or the Indemnified Party assumes the defense of the Third-Party Suit, all parties shall cooperate in its defense, including by providing reasonable access to such documents or other information as may reasonably be requested in connection with such defense, including the negotiation or settlement of any claim.

6.6.  Settlement or Compromise. If the Indemnified Party is conducting the defense of a Third-Party Suit, the Indemnified Party may not enter into any proposed settlement or compromise of such Third-Party Suit without the prior approval of the Indemnifying Party, such approval not to be unreasonably withheld, conditioned, or delayed. If the Indemnifying Party is conducting the defense of a Third-Party Suit, the Indemnifying Party shall not enter into any proposed settlement or compromise of such Third-Party Suit without the prior approval of the Indemnified Party, such approval not to be unreasonably withheld, conditioned, or delayed. Subject to the foregoing, any settlement or compromise of any Third-Party Suit by either the Indemnifying Party or the Indemnified Party entered into in compliance with this Section 6.6 shall also be binding on the other party in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of the settlement or compromise. It is understood and agreed that the Company may withhold approval of any proposed settlement or compromise in respect of a Third-Party Suit to the extent such settlement or compromise would reasonably be expected to result in any injunctive or other equitable relief or any operational remedies with respect to the Retained Business or that otherwise could have a material impact on the Retained Business or the Company’s assets other than the Assets, and any such withheld approval shall be deemed not to have been unreasonably withheld, conditioned or delayed.

6.7.  Failure to Act by Indemnified Party. Any failure by the Indemnified Party to defend a Third-Party Suit shall not relieve the Indemnifying Party of its indemnification obligations if the Indemnified Party gives the Indemnifying Party at least thirty (30) days prior written notice of the Indemnified Party’s intention not to defend and affords the Indemnifying Party the opportunity to assume the defense.

6.8.  Additional Agreements.

(a)  Each of the Buyer Fundamental Representations, the Seller Fundamental Representations and the Seller Compliance and Healthcare Representations shall expire and terminate on the three (3) year anniversary of the Closing, and each other representation and warranty of any of the parties set forth in this Agreement shall expire and terminate on the one (1) year anniversary of the Closing. Each covenant and agreement of any of the parties set forth in this Agreement shall survive until such covenant and agreement has been fully performed. Claims relating to or arising from fraud shall not expire. It is the express intent of the Sellers and Buyer that, (i) if the applicable survival period as contemplated by this Section 6.8(a) is shorter than the statute of limitations that would otherwise have been applicable, then, by contract, the applicable statute of limitations shall be reduced to the shortened survival period contemplated hereby, and

(ii) if an applicable survival period as contemplated by this Section 6.8(a) is longer than the statute of limitations that would otherwise have been applicable, then, by contract, the applicable statute of limitations shall be increased to the longer survival period contemplated hereby. Any indemnification obligations under this Article 6 shall continue as to any matters as to which a claim is submitted in writing to the Indemnifying Party prior to the relevant expiration date in accordance with this Section 6.8(a) and any such representation, warranty, covenant, agreement, or other indemnification obligation subject to such indemnification claim shall continue to survive until such time as the matter is finally resolved. The Sellers and Buyer, further acknowledge that the time periods set forth in this Section 6.8(a) for the assertion of claims under this Agreement are the result of arms’-length negotiation among the Sellers and Buyer that they intend for the time periods to be enforced as agreed by the Company and Buyer.

(b)  All amounts payable under Sections 6.1 or 6.2 shall be treated for all Tax purposes as adjustments to the Purchase Price, except as otherwise required by Law. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under this Article 6 is determined to be taxable to the party receiving such payment by any Taxing Authority, the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt of such payment and any Losses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment, or assessment, including the defense or settlement thereof, relating to such Taxes).

(c)  The representations, warranties, and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party or by reason of the fact that the Indemnified Party or any of its representatives knew or should have known that any such representation, warranty, or covenant is, was or might be inaccurate.

(d)  The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 6.1(a) or Section 6.2(a), as the case may be, (i) for any Loss unless the amount of such Loss with respect to any individual matter, or group of matters arising out of the same or a substantially similar set of facts, circumstances or events, exceeds Fifteen Thousand Dollars ($15,000), and any individual Losses disregarded pursuant to this clause (i) shall not be applied toward the Basket or any applicable Cap, (ii) unless the aggregate amount of all Losses in respect of indemnification under Section 6.1 or Section 6.2, as applicable, exceeds Six Hundred Thousand Dollars ($600,000) (the “Basket”), in which event the Indemnifying Party shall be liable for all such Losses from the first dollar, and (iii) for an aggregate amount in excess of (A) Thirty Five Million Dollars ($35,000,000) in the case of indemnification with respect to any misrepresentation, breach of, or inaccuracy in any of the Buyer Fundamental Representations or the Seller Fundamental Representations, (B) Eleven Million Dollars ($11,000,000) in the case of indemnification with respect to any misrepresentation, breach of, or inaccuracy in any of the Seller Compliance and Healthcare Representations, or (C) Five Million Dollars ($5,000,000) in the case of indemnification with respect to any misrepresentation, breach of, or inaccuracy in any other representations and warranties of Buyer or Sellers hereunder that are not Buyer Fundamental Representations or Seller Fundamental Representations (each of the aggregate amounts set forth in the foregoing clauses (A) and (B), as applicable, a “Cap”); provided, however, that none of the foregoing limitations shall apply to, and the Indemnifying Party shall be liable to the Indemnified

Party for, any and all Losses based upon or attributable to or otherwise caused by any Excluded Matters; and, provided, further, that the foregoing limitations set forth in clauses (i) and (ii) shall not apply to, and the Indemnifying Party shall be liable to the Indemnified Party for, any and all Losses based upon or attributable to or otherwise cause by any misrepresentation, breach of, or inaccuracy in any of the Buyer Fundamental Representations or the Seller Fundamental Representations. With respect to payments by the Company under Section 6.2, such payments shall first be satisfied by reduction in the Holdback Amount with any remaining amounts in excess of the Holdback Amount satisfied by the Company.

(e)  Payments by an Indemnifying Party pursuant to Section 6.1 or Section 6.2 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party in respect of any such claim. An Indemnified Party shall not be entitled to recover from any Seller pursuant to this Article 6 more than once in respect of the same Losses suffered.

(f)  For purposes of this Article 6, any breach or inaccuracy of any representation or warranty and the calculation of any Loss shall be determined without regard to any materiality or other similar qualification contained in or otherwise applicable to such representation or warranty (provided that dollar thresholds shall not be disregarded).

(g)  Notwithstanding anything to the contrary set forth herein, no limitations in this Article 6 shall apply to any claim for or arising out of Fraud or Willful Breach.

(h)  Each of Buyer and the Sellers, in their respective capacities as an Indemnified Party, shall use commercially reasonable efforts to take, and to cause their respective Affiliates to take, commercially reasonable steps to mitigate and otherwise minimize its Losses upon and after receiving actual notice of any event that gives rise or would reasonably be expected to give rise to any Losses for which indemnification may be sought hereunder by such Indemnified Party.

6.9.  Unconditional Guaranty of Obligations. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, FOR GOOD AND VALUABLE CONSIDERATION, AND AS A MATERIAL INDUCEMENT TO BUYER TO ENTER INTO AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE COMPANY HEREBY UNCONDITIONALLY GUARANTEES TO BUYER THE PROMPT PERFORMANCE OF EACH AND EVERY OBLIGATION OF THE SELLERS SET FORTH HEREIN, SPECIFICALLY INCLUDING THOSE OBLIGATIONS OF THE SELLERS SET FORTH IN THIS ARTICLE 6 AND ARTICLE 7 OF THIS AGREEMENT.

ARTICLE 7

PRE- AND POST-CLOSING COVENANTS

7.1.  Certain Employee Matters.

(a)  On the Closing Date, Buyer will, or will cause one of its Affiliates to, extend an offer of employment, effective as of the Closing Date, to each Business Employees (i) at a base salary or hourly wage rate that is no less than the salary or rate set forth next to such employee’s name on Schedule 4.1(m)(i) and (ii) with a target bonus or commissions opportunity (as applicable) that is no less than the opportunity set forth next to such employee’s name on Schedule 4.1(m)(i), and subject to and conditioned on Buyer extending an offer of employment in accordance with this Section 7.1(a), on the Closing Date, Seller or its respective Affiliate will provide written notice of termination, effective as of the Closing Date, to each Business Employee. Each such Business Employee who accepts such offer and commences service with Buyer or its Affiliate (each a “Transferred Employee”) will as of such Business Employee’s commencement of employment with Buyer and its Affiliates (the “Transfer Date”) (x) be eligible to participate in those employee benefit plans and programs of Buyer and its Affiliates (each, a “Buyer Benefit Plan”) that are made available to similarly situated employees, in each case subject to the terms and conditions of such Buyer Benefit Plan and the policies and procedures of Buyer or such Affiliate and (y) cease participation in, and accrual of benefits under, each Business Benefit Plan, except as otherwise required by law.

(b)  Buyer will, and will cause its Affiliates to, recognize each Transferred Employee as a “new hire” of Buyer or such Affiliate of Buyer in accordance with this Section 7.1(b), and, accordingly, the terms and conditions of each such Transferred Employees former employment or engagement with the Sellers or an Affiliate of the Sellers or otherwise shall not be applicable to such Transferred Employee’s employment or engagement by Buyer or such Affiliate of Buyer; provided, however, that each such Transferred Employee shall be provided service credit for purposes of eligibility (including, for purposes of any waiting periods and active employment requirements) and for level of paid time off and severance benefits, but not vesting or benefit accrual under Buyer’s or its Affiliates’ employee benefit plans based on such Transferred Employee’s original hire date with such Seller or such Seller’s Affiliate, as applicable; provided, that notwithstanding the foregoing, for purposes of accrual of paid time off only, such Transferred Employee’s period of employment with Buyer or such Affiliate of Buyer shall be deemed to include his or her period of employment with such Seller or such Seller’s Affiliate, as applicable. Buyer or Buyer’s Affiliate shall have the sole right with respect to, and be solely responsible for, establishing all terms and conditions relating to the employment or engagement of any identified employee or independent contractor, and nothing contained in this Agreement or otherwise shall obligate Buyer or Buyer’s Affiliate to hire or engage any employee, independent contractor, or consultant of the Sellers or an Affiliate of the Sellers.

(c)  The Company or one of its Affiliates, as applicable, will offer and provide COBRA continuation coverage for all “M&A qualified beneficiaries” as that term is defined in section 54.4980B-9 of the Treasury Regulations including current or former employees of the Sellers or their dependents whose COBRA qualifying events occurred at or prior to the Closing and whose COBRA coverage is in effect as of the Closing, or whose election period for choosing such COBRA coverage has not ended as of the Closing.

(d)  At or prior to the Closing, the Company or one of its Affiliates, as applicable shall terminate and settle all payment obligations (contingent or otherwise) and other similar Liabilities on the part of Sellers or their Affiliates pursuant to the agreements set forth on Schedule 2.4(c) by written agreement with the counterparties to such agreements amending the applicable terms thereof such that, as of and after the Closing, no party to such an agreement or arrangement will have any rights or obligations thereunder with respect to such terminated and settled payment obligations and other similar Liabilities, and Sellers shall deliver evidence to Buyer at or prior to Closing reflecting Sellers’ compliance with the foregoing.

(e)  The provisions of this Section 7.1 are for the sole benefit of the parties and nothing herein, express or implied, is intended or shall be construed to (i) obligate Buyer or Buyer’s Affiliate, after it has hired or engaged any employee or independent contractor, to continue to employ or engage any employee or independent contractor for any length of time, and the employment or engagement of any such person shall be terminable at will at any time, (ii) constitute the establishment or adoption of or an amendment to any Employee Benefit Plan for purposes of ERISA or otherwise be treated as an amendment or modification of any Employee Benefit Plan or other compensation or benefit plan, agreement or arrangement, or (iii) confer upon or give any person, other than the parties and their respective permitted successors and assigns, any legal or equitable third-party beneficiary or other rights or remedies with respect to the matters provided for in this Section 7.1, under or by reason of any provision of this Agreement.

7.2.  Retention of Patient Records.

(a)  Concurrently with the Closing, Sellers shall transfer custody of all Patient Records of the Sellers to Buyer or its designee in accordance with applicable state and federal Laws.

(b)  Each Seller shall (and shall cause its agents to) comply with all applicable Laws in connection with their access to such Patient Records post-Closing.

7.3.  Non-Competition, Non-Solicitation and Confidentiality Covenants of Parent and the Sellers.

(a)  Parent and each Seller hereby expressly acknowledges (i) Buyer’s substantial investment in the Assets (including the Goodwill), and (ii) that each of them will receive substantial benefit from the consummation of the transactions hereunder. Parent and each Seller further acknowledges and agrees that the covenants, restrictions, and obligations contained in this Section 7.3 are a material inducement to Buyer to enter into this Agreement, and Buyer is doing so in reliance upon Parent and each of the Sellers agreeing to be bound by such covenants, restrictions, and obligations. Accordingly, Parent and each Seller hereby covenants and agrees that it and each of its Affiliates shall be bound and abide by the restrictions set forth in this Section 7.3.

(b)  During the Restricted Time Period, within the Restricted Area, Parent and each Seller will not (and will cause their respective controlled Affiliates not to), directly or indirectly (including via financial interests held by such Parent, Seller or its respective Affiliates), either as an employer, consultant, agent, employee, independent contractor, principal, partner, member, stockholder (other than as a passive owner of less than three percent (3%) of the securities of a publicly held corporation), or in any other capacity, engage or participate in, consult with, or provide financial assistance to any person or entity (including, for the avoidance of doubt, any management service organization or independent physician association) engaged in or providing, directly or indirectly, (i) Related Consolidated Entity Activities, or (ii) any other services or activities that are in competition with the Business; provided that the foregoing shall not restrict Parent, the Company or any other Seller from (i) engaging or participating in, consulting with, or providing financial assistance to any person or entity engaged in the business of managing or operating any accountable care or similar organization, direct contracting entity or Medicare Shared Savings Program so long as such accountable care organization, direct contracting entity or Medicare Shared Savings Program does not hold a payor contract with a Medicare Advantage line of business and does not accept Medicare Advantage patients, or (ii) (A) continuing to operate at the Retained Facilities so long as (x) such Retained Facilities exclusively provide Urgent Care Services and (y) patients who receive any services at the Retained Facilities shall not be attributed to any providers employed by or providing services at the Retained Facilities, or (B) selling, transferring or otherwise disposing of any of the Retained Properties; provided that, in the case of this clause (B), in the event of any such sale, transfer or disposition of a Retained Property, Parent, the Company or the Sellers, as applicable, shall be required to include a covenant, for the benefit of, and enforceable by, Buyer, that, during the Restricted Time Period, restricts the purchaser or transferee of such Retained Property from (x) engaging or participating in Related Consolidated Entity Activities or providing any other services or activities that are in competition with the Business, in each case at the Retained Properties, other than the provision of Urgent Care Services and (y) attributing patients to any providers employed by or providing services at the Retained Properties. For the avoidance of doubt, any operations conducted at any Retained Property pursuant to the Transition Services Agreement shall not violate the terms of this Section 7.3.

(c)  For a period beginning on the Closing Date and ending three (3) years thereafter, Parent and each Seller will not (and will cause their respective controlled Affiliates not to), either for its own account or for or in association with any other person, firm, corporation, or other entity, either directly or indirectly, as an employer, consultant, agent, employee, independent contractor, principal, partner, member, stockholder (other than as a passive owner of less than three percent (3%) of the securities of a publicly held corporation), or in any other capacity call on or solicit, or attempt to call on or solicit, any Business Employee or any other employee of Sellers working in the Transferred Markets as of the Closing Date who either (a) becomes a Transferred Employee and/or (b) refuses Buyer’s offer of employment or engagement; provided that the foregoing (a) or (b) shall not restrict (x) making general solicitations of employment not targeted at Business Employees or hiring any Person who responds to such general solicitation or (y) soliciting or hiring any Transferred Employee following the date that is six (6) months after such person’s termination of employment with Buyer or any of its Affiliates.

(d)  Parent and each of the Sellers expressly acknowledges that each has knowledge of certain business methods, and other proprietary information relating to the Business, including the operation of the Business, which knowledge constitutes an Asset which Buyer is purchasing hereunder (the “Confidential Information”). Parent and each Seller expressly acknowledges and agrees that the Confidential Information is proprietary and confidential, and if any of the Confidential Information was imparted to, or became known by, any persons or entities engaging in a business in directly competitive with that of Buyer or any Affiliate of Buyer, such disclosure may result in hardship, loss, injury, and damage to Buyer or such Affiliate of Buyer. Accordingly, Parent and the Sellers expressly agree that Buyer has a legitimate interest in protecting the Confidential Information and its business goodwill, that it is necessary for Buyer to protect its businesses and the businesses of its Affiliates from such hardship, loss, injury, and damage, that the following covenants are a reasonable means by which to accomplish those purposes and that violation of any of the protective covenants contained herein shall constitute a breach of trust (in addition to a breach of this Agreement) and is grounds for appropriate legal action for damages, enforcement, and/or injunction. Notwithstanding the foregoing, the non-disclosure obligations set forth in this Section 7.3(d), Section 7.3(e) or Section 7.3(f) shall not apply to any information that becomes publicly available through no fault of Parent, the Company or another Seller (other than if such availability results from a breach by a Seller (or any of its representatives or Affiliates) of this Agreement or any other relevant agreement or obligation of confidentiality).

(e)  The Confidential Information includes: (i) lists containing the names of patients and suppliers of the Business; (ii) the past, present, and prospective methods, procedures, and techniques utilized by the Business in identifying prospective referral sources, patients, customers, and suppliers and in soliciting the business thereof; (iii) the methods, procedures, and techniques used in the operation of the Business, including the methods, procedures, and techniques utilized in marketing, pricing, applying, and delivering the Business’s services; and (iv) compilations of information, records, and processes which are used in the operation of any of the Related Consolidated Entities.

(f)  Parent and each Seller acknowledges that the Confidential Information gives Buyer an advantage over its competitors and that the same is not available to, or known by, Buyer’s competitors or the general public. Parent and each Seller acknowledges that Parent, the Sellers and their respective predecessors have devoted, and Buyer will devote, substantial time, money, and effort in the development of the Confidential Information and in maintaining the proprietary and confidential nature thereof. Parent and each Seller agree to use their reasonable best efforts to protect and safeguard (and to cause their respective Affiliates to protect and safeguard), with the same degree of care it takes with its confidential information, any of the Confidential Information that is in such Parent, Seller’s or their Affiliates’ or representatives’ possession. Except as required by Law or a court order, and subject to the last sentence of this paragraph, neither Parent nor any Seller will (and will cause their respective Affiliates not to) disclose, disseminate, or distribute any Confidential Information either for its or its respective Affiliates’ own benefit or for the benefit of any other person or entity, whether or not acquired, learned, obtained, or developed by Parent, the Sellers or any of their respective Affiliates or representatives alone or in conjunction with others, and neither Parent nor any Seller will use or cause to be used (and will cause their respective Affiliates not to use or cause to be used) any Confidential Information in any way. Parent and each of the Sellers acknowledge and agree that all Confidential Information, whether prepared by Parent, the Company or any other Seller or otherwise, shall remain the exclusive property of Buyer (or its applicable successors or assigns) after the Closing. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, Buyer acknowledges and agrees that that the Retained Business is substantially similar to the Business, and under no circumstances shall Sections 7.3(d), 7.3(e) or this 7.3(f) impact or restrict in any way the operation of the Retained Business including the utilization in any manner, including disclosure in the ordinary course of business, of any information that is substantially the same as the Confidential Information, to the extent used in the conduct of the Retained Business.

(g)  Each covenant in this Section 7.3 shall be construed as an agreement that is independent of any other provision of this Agreement and, unless otherwise indicated herein, each such covenant shall survive the Closing of the transactions contemplated by this Agreement. The existence of any claim or cause of action of any Seller against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of each of the covenants set forth in this Section 7.3.

(h)  If Parent or a Seller violates any of the covenants set forth in Section 7.3(b) or Section 7.3(c), and Buyer or any of its Affiliates commences a Legal Proceeding for injunctive or other relief hereunder, Buyer shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full Restricted Time Period (in the case of Section 7.3(b)) or the period set forth in Section 7.3(c), as applicable, of the protective covenants contained in this Section 7.3. Accordingly, in the event of a breach or violation of any of the covenants set forth in Sections 7.3(b) or (c), as the case may be, the Restricted Time Period shall have a duration equal to the time period stated in the definition thereof or, in the case of Section 7.3(c), the time period stated therein, computed from the date relief is granted, but reduced by the time between the period when the restriction began to run and the date of the first violation of the covenant by Parent or any Seller; provided that in the event of any final judicial determination that such covenant set forth in this Section 7.3 was not violated by Parent or any Seller, there will be no such extension to the Restricted Time Period or the time period stated in Section 7.3(c), as applicable.

(i)  Parent and each Seller agrees that the breach or attempted breach of Parent or the Sellers’ obligations under this Section 7.3 may cause irreparable injury to Buyer and that any remedy at law would be inadequate. Parent and each Seller therefore agrees, in addition to any other relief, that Buyer and its Affiliates will be entitled to seek injunctive and other equitable relief in case of any such breach or attempted breach. Parent and each Seller expressly waives any requirement that Parent or such Seller could assert for the securing or posting of any bond in connection with the obtaining of such injunctive or other equitable relief.

(j)  Parent and each Seller agrees that the territorial, time, and other restrictions set forth in this Section 7.3 are reasonable and properly required for the adequate protection of the business and affairs of Buyer effective from and after the Closing. The parties acknowledge and agree that if any of the restrictions set forth in this Section 7.3 are adjudicated by a court of competent jurisdiction to be excessively broad, those restrictions determined to be excessively broad shall be reduced to the minimum extent necessary to make such restrictions enforceable, and the restrictions shall be enforced subject to such reduction. Any provision of this Section 7.3 not so reduced shall remain in full force and effect as written.

7.4.  Tax Matters.

(a)  Buyer and the Company each shall be responsible for fifty percent (50%) of any and all sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions, or similar Taxes or fees (together with any interest or penalty or additional amount imposed) incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), regardless of the person or entity liable for such Transfer Taxes under applicable Law. The party required by law shall timely pay and file or caused to be filed all necessary documents (including all Tax Returns) with respect to Transfer Taxes, and the other party shall promptly reimburse the paying party for such other party’s share of such Transfer Taxes.

(b)  The Company shall pay all Taxes of the Company relating to the Assets, the Transferred Markets, or the Business, and each Related Consolidated Entity shall pay all Taxes of such Related Consolidated Entity relating to the Assets, the Transferred Markets, or the Business, in each case for any taxable year or period (or portion of a taxable year or period) ending before the Effective Time (a “Pre-Closing Period”), and Buyer shall pay all Taxes relating to the Assets, the Transferred Markets, or the Business for any taxable year or period (or portion of a taxable year or period) beginning at or after the Effective Time. Notwithstanding the foregoing, Property Taxes with respect to the Assets or the Assumed Liabilities that relate to any taxable year or period beginning before the Effective Time and ending after the Effective Time (a “Straddle Period”) shall be pro-rated between the applicable Seller (on the one hand) and Buyer (on the other hand). The applicable Seller shall be responsible for that portion of the Property Taxes that are allocable to the portion of the Straddle Period ending on, and including, the Closing Date, and Buyer shall be responsible for that portion of the Property Taxes that are allocable to the portion of the Straddle Period beginning after the Closing Date. The applicable Seller shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for Property Taxes with respect to the Assets or the Assumed Liabilities for any Straddle Period, and to pay such Property Taxes to the applicable Taxing Authority. Such Tax Returns shall be prepared in accordance with past practices unless otherwise required by Law. The Buyer shall pay to the applicable Seller its allocable portion of the Straddle Period Property Taxes no later than seven (7) Business Days prior to the date such amounts are due. For the purposes of this Section 7.4(b), the Property Taxes that are allocable to the portion of a Straddle Period beginning before the Effective Time shall be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on, and including, the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(c)  Buyer and the Sellers shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, for the preparation for any Tax audit, for the preparation for any Tax protest, or for the prosecution or defense of any suit or other proceeding relating to Tax matters. Any Tax audit or other Tax proceeding shall be deemed a Third-Party Suit subject to the procedures set forth in Section 6.5 and Section 6.3 of this Agreement.

7.5.  Certain Waivers.

(a)  Subject to the last sentence of this Section 7.5(a), effective upon the Closing and as of the Effective Time, each Seller and each of its Affiliates, hereby irrevocably waives, releases, and discharges Buyer and Buyer’s Affiliates (the “Released Parties”) from any and all Liabilities and obligations to the Sellers or any Affiliate of any of the Sellers of any kind or nature whatsoever, in any capacity, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding (other than this Agreement and any other agreement, instrument, certificate, and/or document executed and delivered by or on behalf of Buyer in connection with the Agreement and the consummation of the transactions contemplated hereby) or otherwise at Law or in equity (other than (a) claims against Buyer asserted for breach of this Agreement or any other agreement, instrument, certificate, and/or document executed and delivered by or on behalf of Buyer in connection with the Agreement and the consummation of the transactions contemplated hereby, and (b) claims for which the facts or circumstances giving rise to such claim first occur following Closing), and each Seller, by and on behalf of itself and each of its Affiliates, agrees that none of the Sellers nor any of their respective Affiliates shall seek to recover any amounts in connection therewith or thereunder from any Released Party. In furtherance of the foregoing, each Seller, by and on behalf of itself and each of its Affiliates, hereby agrees that none of the Sellers nor any of their respective Affiliates shall make any claim, for indemnification or otherwise, against any Released Party with respect to any matter released pursuant to this Section 7.5 (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any Legal Proceeding brought against a Seller or any of its Affiliates. Notwithstanding anything to the foregoing, except as set forth in Section 7.5(b), nothing in this Agreement shall waive, release or discharge Buyer and its Affiliates from any Liabilities or obligations of any kind or nature whatsoever, in any capacity, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, under any commercial agreements between the Buyer and any of its Affiliates, on the one hand, and the Company and any of its Affiliates on the other hand.

(b)  Effective upon the Closing and as of the Effective Time, Buyer and its Affiliates hereby irrevocably waive, release, and discharge the Company and its Affiliates from any and all Liabilities and obligations of any kind or nature whatsoever, in any capacity, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown under the HAP Contracts in respect of the Transferred Markets.

7.6.  Receipt of Funds by the Sellers Post-Closing; Misallocated Assets.

(a)  The parties hereto acknowledge that each Seller’s bank accounts will be Excluded Assets and will be retained by such Seller after Closing. In the event that any Seller receives any payment after Closing with respect to any Asset or any payment with respect to services to be provided by Buyer following Closing or that is otherwise for the account of Buyer or any Affiliate of Buyer, such Seller shall hold such amounts in trust for Buyer, without interest thereon, and promptly transfer or deliver to Buyer any cash, checks, electronic funds transfers, or other such forms of payment so received.

(b)  Following the Closing, in the event that through inadvertence, mistake or otherwise, Buyer or any Seller discovers that any Asset was retained by a Seller or any of their Affiliates, and, as a result, was not transferred, assigned, conveyed and delivered to Buyer at Closing as provided in this Agreement, Sellers shall, and shall cause their applicable Affiliates to, transfer, assign, convey and deliver such Asset to Buyer for no additional consideration (and at Sellers’ sole cost and expense), and shall execute such further documents and instruments necessary to give effect to and evidence such transfer, assignment, conveyance and delivery to Buyer. For income tax purposes, the parties shall treat any such transfer as having occurred at the Closing, except to the extent otherwise required by Law.

7.7.  Post-Closing Access. Following the Closing, each Seller shall cooperate with Buyer and take all actions reasonably requested by Buyer in order to provide Buyer and its Affiliates and contractors with access to all individuals who were employed or engaged by the Sellers or their respective Affiliates and provided services to the Business at any time within thirty (30) days prior to the Closing Date (the “Pre-Closing Employees”) for purposes of allowing Buyer and its Affiliates and contractors to provide information and training to such individuals regarding protected health information and personally identifiable information in the context of personal device usage, data storage, and information and data backup. For a period of five (5) years following the Closing, Buyer and its Affiliates shall cooperate with the Company and take all actions reasonably requested by the Company in order to permit the Company its representatives to have reasonable access during normal business hours, and in a manner so as not to interfere unreasonably with the normal business operations of Buyer and its Affiliates (or their respective successors or assigns), to all premises, properties, personnel, books and records, and Contracts of or related to the Business, the Assets or the Assumed Liabilities, in each case solely to the extent relating to the periods prior to the Closing, and solely for the purposes of (a) preparing Tax Returns or (b) complying with any audit request, subpoena or other investigative demand by any Governmental Entity. Notwithstanding anything to the contrary in this Agreement, Buyer shall not be required to disclose any information to the Company if such disclosure would, in Buyer’s sole discretion: (x) jeopardize any attorney-client or other similar privilege; or (y) contravene any applicable Law, fiduciary duty, or binding agreement entered into prior to the date of this Agreement; provided, however that Buyer shall use reasonable efforts to allow access to the extent that doing so does not result in the loss of any such privilege or to permit reasonable disclosure not in violation of applicable Law, fiduciary duty, or binding agreement.

7.8.  Post-Closing Insurance Coverage. Following the Closing Date, the Company shall continue to maintain all medical malpractice insurance coverage to the extent related to the Transferred Markets and effective as of the Closing Date, at the Company’s sole cost and expense. For any such “claims made” policies, the Company agrees to continue insurance coverage comparable to “tail” insurance coverage for the Related Consolidated Entities and any of the Transferred Employees, as applicable, with respect to currently in-force policies as of the Closing Date. In the event any such currently in-force “claims made” policies are cancelled or non-renewed, the Company shall obtain a “tail” insurance policy, for a period of not less than the lesser of the current statute of limitation in the applicable Transferred Market or six (6) years from the Closing Date (the “Coverage Period”), so long as the Company shall not be required to spend more than 300% of the current annual policy premiums to obtain such tail policy. Furthermore, in the event such insurance is cancelled or lapses for any reason, the Company shall give Buyer prompt notice of such event. In the event any medical malpractice claim is asserted against any Buyer Indemnified Party during the Coverage Period arising out of or relating to the operation of the Business prior to the Closing, the Company shall be responsible for any deductible payment required under the Policy in connection with such claim. Nothing herein shall be construed as (x) requiring the Company to renew any insurance policy, (y) limiting the Company’s ability to pursue and recover payment in connection with covered claims up to the applicable limit of liability, or (z) prioritizing insurance claims benefitting any Buyer Indemnified party above insurance claims benefitting the Company.

7.9.  Shared IP.

(a)  Each Seller covenants, and covenants to cause its Affiliates and its and their successors and assigns not to sue, bring claims or initiate or assist in any Legal Proceedings (other than as may be required by applicable Law, including, responding to subpoenas or orders of a court or other Governmental Entity) against Buyer, its current and future Affiliates, and the Covenant

Third Parties, in each case, based on the infringement or misappropriation of any Intellectual Property (other than (i) Intellectual Property in software and (ii) Trademarks) owned as of the Closing Date by Sellers or their current Affiliates which was used in the conduct of the Business in the 12 months prior to the Closing, to the extent such infringement arises out of the continued operation of the Business in the same or substantially the same manner as conducted by Sellers or their Affiliates in the 12 months prior to the Closing. “Covenant Third Parties” means the (a) contractors and service providers of the Business, in each case, solely with respect to their performance of services for the Business as authorized by Sellers and in the ordinary course of business, but not with respect to any other products or services of any third parties, and (b) customers and end users of the Business solely with respect to the products and services of the Business. Buyer may transfer the covenant granted under this Section 7.9 to a successor-in-interest of Buyer, in whole or in part, in connection with the sale of any portion of the Business to which such covenant relates (including in a merger, reorganization or equity sale of any entity owning same), except that such covenant will not extend to any other businesses, products, services or anything else of any successor-in-interest or third-party acquirer or any Affiliate, contractors, service providers, customers or end users thereof (other than Covenant Third Parties solely with respect to the Business), and will be limited to the Business as it may be conducted by such successors and subject to the same limitations on the foregoing covenant granted to Buyer.

(b)  Effective as of the Closing Date, Sellers hereby grant to Buyer and its Affiliates (the “Licensees”) for 270 days after the Closing Date (the “Transition Period”) a nonexclusive, irrevocable (except in the case of any breach of this license granted in this Section 7.9(b) or of Section 7.9(c) that remain uncured 30 days after receipt by Buyer of notice thereof) non-transferable (except to any successor or assignee of all or substantially all of the Business), non-sublicensable (other than in a manner consistent with the operation of the Business in the 12 months prior to the Closing and except to any successor or assignee of a portion of the Business), fully paid-up and royalty-free right and license to use all Trademarks owned by Sellers and their respective Affiliates that were used or held for use in the Business in the 12 months prior to the Closing (the “Seller Marks”) solely for purposes of winding down the use of the Seller Marks in the continued operation of the Business following the Closing, and solely in a manner consistent with the Sellers’ use of the Seller Marks in the Business in the 12 months prior to the Closing, including (i) in connection with the promotion, advertising, and marketing of the Business’s services, (ii) on the Business’s signage, business cards, packaging, letterhead, invoice forms, websites, social media accounts, advertising, marketing and promotional materials, equipment, inventory, and other documents and materials containing or bearing any Seller Mark, and (iii) in connection with notifying customers and the public of the Buyer’s acquisition of the Business. Any and all goodwill arising from the Licensees’ use of the Seller Marks as permitted in this Section 7.9 shall inure solely to the applicable Seller’s benefit. By the last day of the Transition Period, Licensees shall cease using and remove or sufficiently cover all Seller Marks from all signage, business cards, packaging, letterhead, invoice forms, websites, social media accounts, advertising, marketing and promotional materials, equipment, inventory, and other documents and materials containing or bearing any Seller Mark.

(c)  Buyer shall ensure that the Licensees use the Seller Marks only in a form and manner consistent with, and in connection with goods and services of a level of quality equal to or greater than the quality of goods and services offered in connection with, the Sellers’ use of the Seller Marks in the 12 months prior to the Closing.

(d)  Licensees may not use the Seller Marks after the end of the Transition Period, except that Licensees may at all times after the Closing Date (i) retain and use, for Licensees’ internal business purposes, records and other historical or archived documents containing or referencing the Seller Marks; and (ii) use the Seller Marks to the extent required by or permitted as fair use or otherwise under applicable Law (including when referencing the historical relationship between the Sellers and the Business).

7.10.  Required Repairs. As soon as practicable, the Company shall make, or cause to be made, such repairs to the real property, including any Assets, at 3265 East Tropicana Avenue, Las Vegas, Nevada 89121, as are required to return such facility to the operational status it had prior to the flood damage that was sustained in the month prior to Closing. The cost of any such repairs shall be borne by the Company.

ARTICLE 8

MISCELLANEOUS

8.1.  Publicity. No public announcement or other publicity regarding the transactions contemplated by this Agreement shall be made by any party without the prior written approval of all parties as to form, timing, and manner of distribution or publication. Nothing in this Section 8.1 shall be considered to prohibit any party from making any disclosure required by any Law, including any federal or state securities law, rule, or regulation, or any court order; provided that in the case of a disclosure by a party required by federal or state securities Laws, that the party seeking to make such disclosure shall use reasonable efforts to provide the other party a reasonable opportunity to comment on such disclosure in advance of the filing or public dissemination thereof.

8.2.  Notices. All notices, requests, demands, and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally; (b) on the date of sending, if mailed by first class mail, postage prepaid, registered or certified mail, return receipt requested; delivered by Federal Express or other overnight courier service; or (c) on the date of transmission, if sent by facsimile, e-mail, or other online transmission system with written confirmation of delivery (provided, that absent such written confirmation of delivery, such notice shall be deemed to have bene given if sent by email transmission prior to 9:00 p.m. Eastern time on any Business Day or the next succeeding Business Day if sent after 9:00 p.m. Eastern time on any Business Day or on any day other than a Business Day), as follows:

If to Buyer:

Primary Care Holdings II, LLC

c/o Humana Inc.

500 West Main Street

Louisville, Kentucky 40202

Attention: Joseph M. Ruschell, Vice President,

Associate General Counsel and Corporate Secretary

Email: jruschell1@humana.com

With a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP 1 New York Plaza New York, NY 10004 Attention: Philip Richter E-mail: Philip.Richter@friedfrank.com

If to the Sellers:	Cano Health, LLC 9725 NW 117 Avenue, Second Floor Miami, FL 33178 Attention: General Counsel Email: compliance@canohealth.com

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Attention: Michael J. Aiello, Amanda Fenster Email: michael.aiello@weil.com; amanda.fenster@weil.com

8.3.  Governing Law. This Agreement, the negotiation, terms, interpretation and performance of this Agreement, the rights of the parties under this Agreement, and all Legal Proceedings based upon, arising in whole or in part under or in connection with this Agreement (whether in contract, tort or otherwise), shall be governed by and construed in accordance with the domestic substantive Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any other jurisdiction.

8.4.  Submission to Jurisdiction and Venue; Waiver of Jury Trial.

(a)  Any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including for specific performance in accordance with Section 8.14) shall be brought or otherwise commenced exclusively in the Delaware Court of Chancery, located in the City of Wilmington and County of New Castle or, if (and only if) the Delaware Chancery Court declines to accept or does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware or any federal court sitting in the State of Delaware. Each party: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of the Delaware Court of Chancery (and each appellate court located in the State of Delaware) in connection with any such Legal Proceeding; (ii) agrees that the Delaware Court of Chancery shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense, or otherwise), in any such Legal Proceeding commenced in the Delaware Court of Chancery, that any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such Legal Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(b)  Each party agrees that service of all process in any such Legal Proceeding may be made by notice to the applicable party at its address provided in accordance with Section 8.2 is sufficient to confer personal jurisdiction over the applicable party in any such Legal

Proceeding, and otherwise constitutes effective and binding service in every respect. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.

(c)  EACH PARTY HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL PROCEEDING IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, OR REGARDING THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

8.5.  Interpretation; Section Headings. The section headings contained herein are for purposes of convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning or interpretation of this Agreement in any way. The word “including” shall mean including without limitation. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty pertains to the existence of the document or other item itself). Words of any gender used in this Agreement shall be held and construed to include any other gender; words in the singular shall be held to include the plural and words in the plural shall be held to include the singular, unless and only to the extent the context indicates otherwise. “Hereunder,” “hereof,” “hereto,” “herein,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof. References to documents, instruments or agreements shall be deemed to refer as well to all addenda, appendices, Exhibits, Schedules or amendments thereto. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” mean “to but excluding” and the word “through” means “to and including.” When calculating the period of time before which, within which or following which any act is to be done or step is to be taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of the time period for the giving of any notice or the taking of any action required under this Agreement falls on a day that is not a Business Day, the time period for giving such notice or taking such action shall be extended through the next Business Day following the original expiration date of such period.

8.6.  Entire Agreement. This Agreement (including the Schedules and Exhibits referred to herein) sets forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements, and understandings, whether written or oral, related to the subject matter hereof. No representation, promise, inducement, or statement of intention has been made by any party hereto which is not embodied in this Agreement, or in the Exhibits or Schedules attached hereto or the written statements, certificates, or other documents delivered pursuant hereto.

8.7.  Survival; Limitation on Actions. The terms, provisions, covenants, representations, warranties, and conditions of this Agreement shall survive the Closing in accordance with the terms set forth herein. All of the terms, provisions, covenants, representations, warranties, and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

8.8.  Amendment; No Waiver. This Agreement may be amended, modified, superseded, or canceled, and any of the terms, provisions, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by Buyer and the Company, or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, covenant, representation, or warranty.

8.9.  Severability. In the event that any one or more of the provisions of this Agreement shall be held or otherwise found to be invalid, illegal, or unenforceable, all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

8.10.  Assignment; No Third-Party Beneficiary. None of the parties hereto shall assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto; provided, however, and notwithstanding the foregoing, that Buyer may, without any consent or approval of any other party to this Agreement (a) concurrently with or at the Closing assign all or any portion of Buyer’s rights and obligations (i) pursuant to this Agreement to any other wholly owned subsidiary or Affiliate of Buyer or (ii) to purchase the Assets pursuant to this Agreement to any of the following entities: (A) Conviva Medical Center Management of Texas, P.A.; (B) CenterWell Senior Primary Care (TX), P.A.; (C) CenterWell Senior Primary Care (NV), P.C., (D) HUM Provider Holdings, LLC; (E) Primary Care Cohort 1 PropCo, LLC; (F) Primary Care Cohort 2 PropCo, LLC; (G) Primary Care Cohort 3 PropCo, LLC; and (H) Primary Care Cohort 4 OpCo, LLC, and (b) concurrently with or after the Closing, assign any or all of its rights hereunder without any consent or approval of any other party to this Agreement. Notwithstanding any such assignment by Buyer, however, Buyer shall remain primarily liable to the Company for the performance of all of Buyer’s covenants and obligations pursuant to this Agreement. Except for any such valid assignment and except as set forth in Section 6.1, Section 6.2, Section 7.9, Section 8.6, or Section 8.7 of this Agreement, this Agreement is for the sole benefit of the undersigned parties hereto and is not for the benefit of any third party.

8.11.  No Requirement to Refer. Nothing in this Agreement will be construed to induce, encourage, solicit, or reimburse the referral or anticipated referral of any patients or business, including any patients or business funded in whole or part by a Federal Health Care Program, or to limit the freedom of any patient of any of the Sellers, Buyer, or any of their Affiliates to choose the hospital, healthcare facility, or physician from whom such patient will receive medical services. No payment made under this Agreement will be in return for the referral or anticipated referral of patients or business, including those paid in whole or part by a Federal Health Care Program. The parties acknowledge that none of the benefits granted to the Company or any of its Affiliates hereunder are conditioned on any requirement that any such person or entity make referrals to, be in a position to make or influence referrals to, or otherwise generate business for Buyer or any of its Affiliates.

8.12.  Further Assurances. The parties shall execute and deliver such other documents and instruments, and take such other actions, as either party may reasonably request in order more fully to vest and perfect in Buyer all right, title, and interest in and to the Assets, free and clear of all Encumbrances and otherwise to effectuate the transactions contemplated by this Agreement.

8.13.  Counterparts. Separate copies of this Agreement may be signed by the parties hereto, with the same effect as though all of the parties had signed one copy of this Agreement. Signatures sent by facsimile or electronic transmission shall be deemed to be originals for all purposes of this Agreement.

8.14.  Specific Performance. Each party may seek to enforce specifically any provision of this Agreement, in addition to any other remedy to which such party may be entitled and without having to prove the inadequacy of any other remedy such party may have at law or in equity and without being required to post bond or other security. Without limiting the foregoing in any respect, the parties further agree that, (a) in the event of any breach or threatened breach by any party of any covenant, obligation, or other provision set forth in this Agreement, the other parties shall be entitled (in addition to any other remedy that may be available to it) to seek (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation, or other provision, and (ii) an injunction to prevent such breach or threatened breach; and (b) no party shall be required to provide any bond or other security in connection with any such decree, order, or injunction or in connection with any related action or proceeding.

8.15.  Construction. The parties hereto acknowledge and agree that this Agreement has been negotiated at arm’s length and between parties equally sophisticated and knowledgeable in the matters dealt with in this Agreement and were represented by counsel in connection with this Agreement and that each of them and its counsel has reviewed and revised this Agreement, or has had an opportunity to do so. Accordingly, any rule of Law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties as set forth in this Agreement.

8.16.  Expenses. Except as otherwise set forth herein, each party shall pay its own expenses incident to preparing and entering into this Agreement and the consummation of the transactions contemplated hereby.

8.17.  Guaranty. To induce Buyer to enter into this Agreement, Parent hereby absolutely, unconditionally and irrevocably guarantees to Buyer the complete and punctual payment, observance, performance and discharge of the obligations of the Sellers under this Agreement, including with respect to the indemnification obligations of the Sellers pursuant to Article 6. This is an unconditional guarantee of payment and performance and not of collection. Solely with respect to Parent’s obligations under Section 7.3 and this Section 8.17, Parent shall be subject to and bound by the provisions of Article 7 and this Article 8 (and for such purpose only shall be deemed to be a “party” hereto), mutatis mutandis.

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the day and year first above written.

BUYER:

PRIMARY CARE HOLDINGS II, LLC

By:	/s/ Renee J. Buckingham
Name:	Renee J. Buckingham
Title:	President

PARENT:

CANO HEALTH, INC.

By:	/s/ Mark Kent
Name:	Mark Kent
Title:	Chief Executive Officer

COMPANY:

CANO HEALTH, LLC

By:	/s/ Mark Kent
Name:	Mark Kent
Title:	Chief Executive Officer

RELATED CONSOLIDATED ENTITIES:

CANO HEALTH NEVADA, PLLC

By:	/s/ Marlow Hernandez
Name:	Marlow Hernandez, M.D.
Title:	Sole Member

CANO HEALTH TEXAS, PLLC

By:	/s/ Juan Castillo
Name:	Juan Castillo, M.D.
Title:	Sole Member